UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 1, 2025

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	AL	New York Stock Exchange
3.700% Medium-Term Notes, Series A, due April 15, 2030	AL30	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 1, 2025, Air Lease Corporation, a Delaware corporation (the “Company” or “Air Lease”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Gladiatora Designated Activity Company, an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the conditions contained in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). Parent is new holding company owned by Sumitomo Corporation, a Japanese corporation (“Sumitomo”), SMBC Aviation Capital Limited, a company incorporated with limited liability in Ireland (“SMBC AC” and, together with Sumitomo, the “Guarantors”), Apollo Capital Management, L.P. (“Apollo”) and Brookfield Asset Management Ltd. (“Brookfield” and, together with Apollo and the Guarantors, the “Equity Investors”).

Pursuant to the Merger Agreement, subject to the conditions set forth therein, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Class A common stock of the Company (the “Common Stock”) (other than (i) any Dissenting Shares (as defined in the Merger Agreement) and (ii) shares to be canceled or converted into shares of the surviving company pursuant to the Merger Agreement), will be converted into the right to receive $65.00 in cash, without interest (the “Merger Consideration”). Pursuant to the Merger Agreement, at the Effective Time, each share of 4.65% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) and 6.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”) of the Company issued and outstanding immediately prior to the Effective Time will remain outstanding and will be deemed to be a share of preferred stock of the surviving corporation with the same rights, powers, privileges and voting powers, and restrictions and limitations thereof applicable to such series of preferred stock.

Under the terms of the Merger Agreement, at the Effective Time, (i) each outstanding restricted stock unit of the Company (each, a “Company RSU”) that is vested (but not yet settled) immediately prior to the Effective Time or becomes vested as of the Effective Time in accordance with its terms will be converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock subject to such Company RSU, (ii) each outstanding Company RSU that is not covered by clause (i) will be converted into the contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock subject to such Company RSU (each, a “Converted RSU Cash Award”) and (iii) each outstanding performance stock unit of the Company (each, a “Company PSU”) will be converted into a contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock issuable pursuant to each such Company PSU determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the Effective Time (each, a “Converted PSU Cash Award”). Each Converted RSU Cash Award and Converted PSU Cash Award will be subject to the same vesting terms and conditions as applied to the corresponding Company RSU and Company PSU, respectively, immediately prior to the Effective Time, except that Converted PSU Cash Awards will not be subject to any performance-based conditions.

Consummation of the Merger is subject to customary conditions, including without limitation, (i) the adoption and approval of the Merger Agreement and the transactions contemplated thereby by the affirmative votes of holders of a majority of the outstanding shares of Common Stock at a meeting of the Company’s stockholders, (ii) the expiration or termination of the waiting period applicable to the Merger and the other transactions contemplated thereby (including the Orderbook Transfer (as defined in the

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Merger Agreement and described below)) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and under certain non-U.S. antitrust and competition laws, and the receipt of approval of the Committee on Foreign Investment in the United States under the Defense Production Act and under certain non-U.S. investment laws, (iii) the absence of any applicable law, judgment, or other legal restraint or prohibition or binding order or determination by any governmental entity (“Legal Restraint”) that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iv) the accuracy of each party’s representations and warranties (subject to certain qualifications), (v) each party’s performance in all material respects of its obligations under the Merger Agreement and (vi) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent, and Merger Sub. Among other things, the Company has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the Effective Time. The Company is permitted to pay regular quarterly cash dividends up to $0.22 per share of Common Stock, $11.625 per share of Series B Preferred Stock, $10.3125 per share of Series C Preferred Stock, and $15.00 per share of Series D Preferred Stock (which amounts in respect of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be adjusted in accordance with the dividend reset provisions contained in the relevant certificates of designation) pursuant to the Merger Agreement. The Merger Agreement provides that, subject to the other terms of the Merger Agreement, the parties must cooperate with each other and use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable under the Merger Agreement and applicable laws to consummate the Merger Agreement and the transactions contemplated thereby as promptly as reasonably practicable, subject to certain limitations set forth in the Merger Agreement.

The Merger Agreement also requires the Company to provide commercially reasonable cooperation to Parent and Merger Sub to facilitate the transfer, effective immediately after the Effective Time, of the OEM Contracts (as defined in the Merger Agreement) comprising the Company’s orderbook to SMBC AC, including reasonable best efforts to obtain consents from applicable original equipment manufacturers as may be required and enter into required documentation in order to novate or otherwise transfer the orderbook to SMBC AC at the Effective Time. The receipt of third-party consents to such transfer is not a condition to the Effective Time.

The Merger Agreement contains specified termination rights for each of the parties. Upon termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a qualifying “Superior Proposal” (as defined in the Merger Agreement), the Company will be required to pay Parent a termination fee of $225,000,000. Parent must pay to the Company a termination fee of $350,000,000 (the “Parent Regulatory Termination Fee”) if either Parent or the Company terminates the Merger Agreement in certain circumstances where the Merger Agreement is terminated due to failure to obtain a required regulatory approval by the End Date (as defined in the Merger Agreement) or due to a Legal Restraint related to a failure to obtain a required regulatory approval.

Concurrently with the execution of the Merger Agreement, Parent obtained equity and debt financing commitments for the Merger and the transactions contemplated thereby. The Equity Investors delivered equity commitment letters to Parent, pursuant to which the Equity Investors have committed to invest up to an aggregate amount of $5,404,613,000 in equity securities of Parent (the “Equity Financing”) on the terms and subject to conditions set forth in the equity commitment letters (“Equity Commitment Letters”). Parent also obtained debt commitment letters from lenders (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letters, up to an aggregate amount of $12,100,000,000 in debt financing (the “Debt Financing”, and together with the Equity Financing, the “Financing”). The Financing will be used to fund all amounts required to pay the Merger Consideration and all related fees, costs and expenses incurred by Parent in connection with, or upon the consummation of, the Merger. The Merger is not subject to any financing contingency.

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In addition, concurrently with the execution of the Merger Agreement, the Guarantors have entered into limited guarantees in favor of the Company, guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, in each case, subject to certain terms and limitations.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) matters specifically disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement; (iii) are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or, with respect to certain representations, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business.

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that the Company files with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Voting Agreement

Also on September 1, 2025, Parent entered into a Voting Agreement (the “Voting Agreement”) with each of the Company’s directors as well as with executive officers Gregory Willis and Carol Forsyte (collectively, the “Relevant Stockholders”). As of August 29, 2025, the Relevant Stockholders directly beneficially owned, in the aggregate, 6,895,945 of the Company’s issued and outstanding Common Stock, representing approximately 6.17% of the Company’s total issued and outstanding Common Stock as of the same date. Pursuant to the Voting Agreement, each Relevant Stockholder has agreed to vote all of the Company’s Common Stock owned by such Relevant Stockholder (subject to certain excluded shares of Common Stock and an aggregate cap of 4.99% of the Company’s issued and outstanding Common Stock being subject to the Voting Agreement) (a) in favor of (i) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, (ii) the approval of any proposal to adjourn or postpone any Company stockholder meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment, and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any meeting necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against certain Alternative Proposals (as defined in the Merger Agreement) and certain other matters that would result in the Company being in breach of the Merger Agreement or prevent, materially impair or materially delay consummation of the Merger or any of the transactions contemplated by the Merger Agreement. The Voting Agreement also contains certain limitations on the transfer of shares held by the Relevant Stockholders.

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The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01.	Other Events.

On September 2, 2025, the Company issued a press release announcing that it entered into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements.

All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (i) one or more closing conditions to the transaction, including regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or that the required approval of the Merger Agreement by the holders of Common Stock may not be obtained; (ii) the business of Air Lease may suffer as a result of uncertainty surrounding the transaction and there may be challenges with employee retention as a result of the pending transaction; (iii) the Merger Agreement contains restrictions on Air Lease’s ability to incur additional debt, which may negatively impact its liquidity and ability to maintain its investment grade ratings; (iv) the transaction may involve unexpected costs, liabilities or delays; (v) legal proceedings may be initiated related to the transaction; (vi) changes in economic conditions, political conditions and changes in laws or regulations may occur; (vii) an event, change or other circumstance may occur that could give rise to the termination of the Merger Agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); and (viii) other risk factors as detailed from time to time in Air Lease’s reports filed with the Securities and Exchange Commission (the “SEC”), including Air Lease’s Annual Report on Form 10-K for the year ended December 31, 2024, and Air Lease’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which are available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

In addition, new risks and uncertainties may emerge from time to time, and it is not possible for Air Lease to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. Air Lease expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect actual results or events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Additional Information and Where to Find It

In connection with the proposed transaction, Air Lease intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Air Lease will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about Air Lease, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Air Lease’s SEC filings in connection with the transaction, free of charge, by directing a request to Air Lease, Attention: Investor Relations, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Participants in the Merger Solicitation

Air Lease and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Air Lease’s directors and executive officers is available in its definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on March 18, 2025. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of September 1, 2025, by and among Air Lease Corporation, Gladiatora Designated Activity Company and Takeoff Merger Sub Inc.

10.1	Voting Agreement, dated as of September 1, 2025, by and among Gladiatora Designated Activity Company and Steven Udvar-Házy, John Plueger, Robert Milton, Matthew Hart, Yvette Hollingsworth Clark, Cheryl Gordon Krongard, Marshall Larsen, Susan McCaw, Ian Saines, Gregory Willis and Carol Forsyte.

99.1	Air Lease Corporation Press Release dated September 2, 2025.

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

*

Schedules and certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: September 2, 2025	/s/ Gregory B. Willis
Gregory B. Willis
Executive Vice President and Chief Financial Officer

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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of September 1, 2025

among

AIR LEASE CORPORATION,

GLADIATORA DESIGNATED ACTIVITY COMPANY

and

TAKEOFF MERGER SUB INC.

i

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 1, 2025, among Air Lease Corporation, a Delaware corporation (the “Company”), Gladiatora Designated Activity Company, an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each share of Common Stock issued and outstanding (subject to certain exceptions) shall be converted into the right to receive $65.00 in cash, without interest;

WHEREAS, the Company Board has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) subject to Section 5.04, recommended that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholder Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by its sole stockholder;

WHEREAS, Parent will cause the sole stockholder of Merger Sub to adopt and approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby by written consent immediately following the execution and delivery of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent and Merger Sub (collectively, the “Voting Agreements”), in substantially the form attached as Exhibit A hereto, pursuant to which, among other things, each such stockholder has agreed to vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholder Meeting, on the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (i) each of SMBC Aviation Capital Limited, a company incorporated with limited liability in Ireland (“SMBC AC”), and Sumitomo Corporation, a Japanese corporation (“Sumitomo”) (together with SMBC AC, each, a “Guarantor” and, collectively, the “Guarantors”), have entered into a guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantees”); (ii) each of SMBC AC, Sumitomo, Apollo Capital

Management, L.P. and Brookfield Asset Management Ltd. (each, an “Equity Investor” and collectively, the “Equity Investors”) have entered into an equity commitment letter with Parent (each, an “Equity Commitment Letter” and collectively the “Equity Commitment Letters”); and (iii) Parent has received and accepted a fully executed copy of each debt commitment letter with the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto, each, a “Debt Commitment Letter” and collectively the “Debt Commitment Letters” and, together with the Equity Commitment Letters, the “Commitment Letters”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, Eastern time, on a date that is five (5) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date, time and place as Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

Section 1.03 Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated pursuant to the DGCL by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Merger Certificate”), in such form as is required by, and executed in accordance with, the DGCL, and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Merger Certificate is filed and accepted for record by the Delaware Secretary of State, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Merger Certificate (such date and time the Merger becomes effective, the “Effective Time”).

Section 1.04 Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts and liabilities of each of the Company and Merger Sub shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

Section 1.05 Organizational Documents. At the Effective Time, and by virtue of the Merger and without any further action by the parties, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit C, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (in each case of clauses (i) and (ii), subject to Section 6.04).

Section 1.06 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Corporation), shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time, together with any officers of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as officers of the Surviving Corporation), shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON SHARES OF CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), or shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of a new class of common stock, par value $0.01 per share, of the Surviving Corporation (the “Class C Common Stock”) with the same rights, powers and privileges as the shares so converted and, together with any shares of Common Stock converted into shares of common stock of the Surviving Corporation pursuant to Section 2.01(b)(ii), shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Class C Common Stock into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Company-Owned or Parent-Owned Shares; Conversion of Subsidiary-Owned Shares.

(i) Each share of Common Stock that is owned by the Company as treasury shares and each share of Common Stock that is owned directly by Parent (or if the direct owner of Merger Sub is a Subsidiary of Parent, such Subsidiary) or Merger Sub immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub or any Subsidiary of Parent that directly owns Merger Sub) or of Merger Sub shall be converted into such number of shares of Class C Common Stock such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary immediately prior to the Effective Time.

(c) Conversion of Common Stock. Subject to Sections 2.02, 2.03 and Section 2.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 2.01(b)) shall be converted into the right to receive $65.00 in cash, without interest (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Common Stock will be appropriately adjusted to provide to the holders of shares of Common Stock, Company RSUs and Company PSUs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(d) Preferred Stock to Remain Outstanding. Each share of each series of Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be deemed to be a share of such series of preferred stock of the Surviving Corporation with the same rights, powers, privileges and voting powers, and restrictions and limitations thereof, as such share of Preferred Stock had immediately prior to the Effective Time.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Prior to the Effective Time, Parent shall contribute, or shall cause to be contributed, cash sufficient to pay the Merger Consideration to Bidco, Bidco shall contribute such cash to Merger Sub, and Merger Sub shall deposit such cash with the Paying Agent for payment in accordance with this Article II through the Paying Agent. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of shares of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such shares of Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).

(d) No Further Ownership Rights in Common Stock. The Aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock and any Company RSUs or Company PSUs shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock, Company RSUs or Company PSUs, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of shares of Common Stock, Company RSUs or Company PSUs that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of shares of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of shares of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets, and, in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Paying Agent or any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03 Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal or dissenters’ rights and payment under the DGCL, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt (and, in any event, within two (2) Business Days) written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Common Stock (or threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, or compromise any of the Company’s rights with respect to, any such demands, waive any failure to timely deliver a demand for appraisal pursuant to, or otherwise comply with, Section 262 of the DGCL, or agree to do or commit to do any of the foregoing.

Section 2.04 Treatment of Equity Awards.

(a) Company RSUs.

(i) At the Effective Time, each then outstanding Company RSU that is vested (but not yet settled) immediately prior to the Effective Time or becomes vested as of the Effective Time in accordance with the terms thereof (each, a “Vested Company RSU”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled in exchange for the right of the holder thereof to receive an amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Common Stock subject to such Vested Company RSUs (the “Vested RSU Consideration”).

(ii) At the Effective Time, each then outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, by virtue of the Merger and without any action on the part of the holder thereof automatically be canceled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Common Stock subject to such Unvested Company RSUs (each, a “Converted RSU Cash Award”). Each such Converted RSU Cash Award assumed and converted pursuant to this Section 2.04(a)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time.

(iii) From and after the Effective Time, the Company RSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company RSUs shall cease to have any rights with respect thereto, except the right to receive the Vested RSU Consideration and Converted RSU Cash Awards payable at the time and in the manner set forth in Section 2.04(a) and Section 2.04(c), as applicable.

(b) Company PSUs.

(i) At the Effective Time, each then outstanding Company PSU shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and converted into a contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (A) the Merger Consideration, multiplied by (B) the number of shares of Common Stock issuable pursuant to each such Company PSU determined based upon the greater of (x) the target level of performance and (y) the actual level of performance calculated as of the latest practicable date prior to the Effective Time as determined by the Leadership Development and Compensation Committee of the Company Board in accordance with the terms of the applicable award agreement as in effect on the date hereof, provided that Parent will be provided with an opportunity to review such performance calculations and consult in good faith with the Company (and the Company will give good faith consideration to any comments from Parent with respect thereto) reasonably in advance of the Company’s Leadership Development and Compensation Committee’s approval (each, a “Converted PSU Cash Award”). Each such Converted PSU Cash Award assumed and converted pursuant to this Section 2.04(b)(i) shall be payable on the last day of the performance period that applied to the corresponding Company PSUs immediately prior to the Effective Time (such date, the “Vesting Date”), and shall otherwise be subject to the same vesting terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time, except that no performance-based conditions shall apply to the Converted PSU Cash Awards.

(ii) From and after the Effective Time, the Company PSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company PSUs shall cease to have any rights with respect thereto, except the right to receive the Converted PSU Cash Awards payable at the time and in the manner set forth in Section 2.04(b)(i).

(c) Payments with Respect to Company Equity Awards. The Company or the applicable Company Subsidiary shall satisfy through its payroll systems or standard accounts payable procedures or through the Paying Agent, as applicable, all amounts in respect of the Vested RSU Consideration payable pursuant to Section 2.04(a)(i) to the applicable recipients thereof on or as soon as practicable after the Effective Time and in no event later than five (5) Business Days following the Effective Time; provided, however, with respect to any Vested Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Share Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(d) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide for the treatment set forth in this Section 2.04 in respect of the Company RSUs and Company PSUs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (including all exhibits and schedules thereto, but excluding any cautionary, predictive or forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify the corresponding section and any other section in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection; provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

Section 3.01 Organization, Standing and Power. The Company and each of its Subsidiaries that is a “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X under the U.S. federal securities Laws) of the Company (the “Significant Subsidiaries”) are duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company Subsidiaries that are not Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of its Organizational Documents and the Organizational Documents of the Significant Subsidiaries.

Section 3.02 Company Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries (including Owner Trusts), other than Immaterial Subsidiaries.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Law.

(c) Except for the shares of capital stock and voting securities of, and other equity interests in, the Company Subsidiaries and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary owns, directly or indirectly, any shares of capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any shares of capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 3.03 Capital Structure.

(a) The authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock, 10,000,000 shares of Class B Common Stock (the “Class B Non-Voting Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock” and, together with the Common Stock and Class B Non-Voting Common Stock, the “Capital Stock”). At the close of business on August 28, 2025, (i) 111,765,032 shares of Common Stock were issued and outstanding; (ii) no shares of Class B Non-Voting Common Stock were issued and outstanding; (iii) 300,000 shares of Series B Preferred Stock were issued and outstanding (the “Series B Preferred Stock”); (iv) 300,000 shares of Series C Preferred Stock were issued and outstanding (the “Series C Preferred Stock”); (v) 300,000 shares of Series D Preferred Stock were issued and outstanding (the “Series D Preferred Stock”); (vi) 2,405,179 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Share Plans; and (vii) 2,843,213 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs and Company PSUs (assuming achievement of all applicable performance goals at the maximum level of performance and including dividend equivalent rights through that date). Except as set forth in this Section 3.03(a), at the close of business on August 28, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Common Stock and Preferred Stock are, and, at the time of issuance, all shares of Common Stock that may be issued upon the vesting or settlement of Company RSUs and Company PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable state and federal securities Laws, the DGCL, the Organizational Documents of the Company or any written contract, lease, license, indenture, note, bond, agreement, undertaking, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which the Company is a party or otherwise bound. Except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any shares of capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of shares of Common Stock or other equity securities of the Company in connection with (i) the vesting or settlement of Company RSUs and Company PSUs, and (ii) forfeitures of Company RSUs and Company PSUs, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). Except for the Voting Agreements, none of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Significant Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative votes of holders of a majority of the outstanding shares of Common Stock at the Company Stockholder Meeting (the “Company Stockholder Approval”). The Board of Directors of the Company (the “Company Board”) has unanimously adopted resolutions, by vote of the directors present at a meeting duly called at which all directors of the Company were present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders; (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) subject to Section 5.04, recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholder Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings or approvals on the part of the Company or its Affiliates are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares of capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Organizational Documents of the Company or the comparable Organizational Documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any governmental franchises, licenses, permits, authorizations, qualifications, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Permits, consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the stockholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, Foreign Investment Laws or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL; (iv) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (v) compliance with the NYSE rules and regulations; and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary for the adoption of this Agreement.

Section 3.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2024 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2025 (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since June 30, 2025, (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice, and (v) for liabilities and obligations that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under GAAP.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) None of the Company Subsidiaries is, or has at any time since January 1, 2022, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. From June 30, 2025, to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From June 30, 2025, to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects and has not taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 5.01 of this Agreement.

Section 3.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary has (i) filed all Tax Returns required to have been filed by it (taking into account any extensions of time within which to file such Tax Returns) and (ii) paid all Taxes required to have been paid by it (whether or not shown as due on the Company or applicable Company Subsidiary’s Tax Returns).

(b) No deficiency for Taxes has been assessed or asserted in writing by any Governmental Entity against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or withdrawn.

(c) There are no ongoing, pending or threatened in writing audits, examinations or other proceedings with respect to any Taxes of the Company or any Company Subsidiary.

(d) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor).

(e) None of the Company or any Company Subsidiary has any current liability for Taxes of any Person (other than the Company or any Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(f) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(g) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes).

(h) None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state, local or non-U.S. Law).

(j) The Company and each Company Subsidiary withheld and remitted all Taxes required to have been withheld and remitted, including in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(k) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of improper, accounting method prior to the Closing Date or for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date or (v) intercompany transaction or excess loss account, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes).

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension, retirement or other compensation or benefit plan, program, agreement or arrangement, in each case, whether written or unwritten, (A) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary in respect of any current or former directors, officers, employees or individual independent contractors of the Company or any Company Subsidiary or (B) with respect to which the Company or any Company Subsidiary has any actual or contingent liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers, employees or individual independent contractors of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto; (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 filed with the IRS; (v) the most recently prepared actuarial reports and financial statements; (vi) any material non-routine correspondence with any Governmental Entity during the last year; and (vii) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code); (ii) all contributions required to be made with respect to any Company Benefit Plan have been timely made and deposited or reflected in the Company’s financial statements; (iii) there is no pending or, to the Knowledge of the Company, threatened, claim, assessment, complaint, grievance, proceeding or, to the Knowledge of the Company, investigation of any kind by any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); and (iv) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(d) Neither the Company, any Company Subsidiary, nor any entity that, together with the Company or any Company Subsidiary, would be treated as a single employer under Section 414 of the Code, has, within the last six (6) years maintained, established, participated in or contributed to, or is or has, within the last six (6) years, been obligated to contribute to, or has otherwise incurred any actual or contingent liability under any plan that is subject to Title IV or ERISA (including any “multiemployer plan” (as defined in Section 3(37) of ERISA)) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any Company Subsidiary has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee or individual independent contractor (other than coverage mandated by applicable Law).

(e) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or together with any other event) (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary to any payment or benefit; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or individual independent contractor; (iii) accelerate the time of payment or vesting of any amounts due to any such current or former director, officer, employee or individual independent contractor; or (iv) result in any amounts payable or benefits provided to any person to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f) No Company Benefit Plan requires any indemnity or gross up or contains any other obligation to reimburse any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary for any Taxes, including under Section 4999 or 409A of the Code.

Section 3.11 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the business of the Company and the Company Subsidiaries are being conducted, and since January 1, 2022, have been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries hold, and since January 1, 2022, have at all times held all material Permits necessary for the lawful conduct of their respective businesses and been in compliance in all material respects required by all Laws applicable thereto, and all such Permits are in full force and effect.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, oral notice from a Governmental Entity since January 1, 2022, alleging that the Company or any Company Subsidiary has not obtained a material Permit required for carrying on its business lawfully in accordance with applicable Laws, and neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, oral notice from a Governmental Entity that any such Permit will be revoked or terminated as a result of the execution or performance of this Agreement.

Section 3.13 Sanctions and Anti-Corruption.

(a) The Company and each Company Subsidiary currently is, and since January 1, 2022 has been, and to the knowledge of the Company, the Company’s and each Company Subsidiary’s officers, directors, employees, and agents (acting in their capacity as such) currently is, and since January 1, 2022 has been, in compliance with (i) all economic and financial sanctions and export restrictions administered, imposed, or enforced by the United States, the United Kingdom, the European Union, Japan, or the United Nations Security Council (“Sanctions”), and (ii) all applicable Laws relating to anti-corruption and anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other Law implementing the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to the Company (“Anti-Corruption Laws”).

(b) As of the date of this Agreement and since January 1, 2022, there have been no formal or informal proceedings, allegations, investigations or inquiries pending, expected or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, concerning violations or potential violations of Sanctions or Anti-Corruption Laws.

(c) None of the Company, any Company Subsidiary or any director, officer or employee of the Company is, or is owned or controlled by Persons that are, (i) the subject or target of any Sanctions or (ii) located, organized, or resident in any country or territory that is the subject of Sanctions (currently, Iran, Cuba, North Korea, Crimea, the so-called Luhansk People’s Republic, so-called Donetsk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine). Since January 1, 2022, neither the Company nor any Company Subsidiary has entered into any dealings or transactions that, at the time of the relevant dealing or transactions, was prohibited under applicable Sanctions Laws.

(d) The Company is not a TID U.S. Business within the meaning of 31 C.F.R. 800.248.

Section 3.14 Environmental Matters. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are and have at all times been in compliance with all Laws governing pollution or the protection of human health or the environment or relating to exposure to or the generation, handling, storage, use, transportation, disposal, Release or treatment of, or recordkeeping with respect to, Hazardous Substances (“Environmental Law”) which compliance includes possession and maintenance of, and compliance with, all Environmental Permits; (ii) none of the Company or any Company Subsidiary has received any written notice, demand, request for information, citation, summons or complaint, and no Judgment has been issued or is otherwise in effect, in each case, alleging that the Company or any Company Subsidiary is in violation of or has liability under Environmental Laws, Environmental Permits or, with respect to, Hazardous Substances; (iii) there are no legal or administrative proceedings investigations, actions, claims or suits pending or, to the Knowledge of the Company, threatened, involving the Company or any Company Subsidiary under Environmental Laws, related to Environmental Permits or with respect to Hazardous Substances; (iv) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any other Person has Released a Hazardous Substance at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any Company Subsidiary (or any of their respective predecessors); and (v) neither the Company nor any Company Subsidiary has assumed or retained by contract any obligation or liability under any Environmental Law or concerning any Hazardous Substances.

Section 3.15 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available, or caused to be made available, or certain OEMs have made available, to Parent true and complete copies (including all material amendments, modifications, supplements and restatements), of:

(i) (A) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete with any Person or engage in any line of business or geographic area or otherwise market or sell its services and/or assets and that is material to the Company and the Company Subsidiaries, taken as a whole, (B) each Contract with a third party containing any “non-solicitation,” “no-hire” or similar provision restricting the Company or any Company Subsidiaries with respect to any customer or employee, (C) each Contract that provides for “exclusivity” or any similar requirement restricting the Company or any Company Subsidiaries and in favor of any third party, and (D) each material Contract that contains a provision that the Company or any Company Subsidiary grants a “most favored nation” or similar best available pricing terms to any third party;

(ii) each Contract pursuant to which any Indebtedness for borrowed money of the Company or any of the Company Subsidiaries in excess of $10,000,000 is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii) each Contract to which the Company or any of the Company Subsidiaries is a party that evidences any swap or hedging transaction or other derivative agreements;

(iv) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise;

(v) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) based solely on Schedule 13G or Schedule 13D filings available as of the date hereof, any record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Company SEC Documents;

(vi) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any business or assets (other than the OEM Contracts) (A) for aggregate consideration under such Contract in excess of $15,000,000 that was entered into after January 1, 2022 and (B) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $5,000,000 in the aggregate;

(viii) each Contract pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to any material Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice and Contracts pursuant to which a non-exclusive license with respect to any Intellectual Property Rights is incidental to such Contract) or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to sue with respect to any material Intellectual Property Rights (other than non-exclusive licenses for commercial off-the-shelf software which are generally available or non-exclusive uses of Intellectual Property Rights that are incidental to OEM Contracts and Contracts for buyer furnished equipment);

(ix) each (A) Aircraft Lease for Company Aircraft, (B) Servicing Agreement and (C) OEM Contract;

(x) each Contract with a Governmental Entity, other than Aircraft Leases, Aircraft Documents, OEM Contracts, Contracts relating to the sale of any Company Aircraft in existence as of the date hereof, and Permits;

(xi) any Contract (other than a Contract that is a Material Contract pursuant to clauses (i)-(x) above) to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or any Company Subsidiary during calendar year 2025 or any subsequent 12-month period of at least $15,000,000 and which is not terminable by the Company or the applicable Company Subsidiary on less than 60 days’ written notice without penalty; and

(xii) any executed letter of intent, memorandum of understanding or similar agreement with respect to any of the foregoing clauses (ii), (vi) or (ix) above;

provided that the following Contracts shall not be required to be listed on Section 3.15(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 3.15(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries and (3) any Real Estate Lease, which is the subject of Section 3.16 (any such Contract in clauses (1) through (3), an “Excluded Contract”). Each Contract described in this Section 3.15(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for (x) Contracts that are Material Contracts solely pursuant to Section 3.15(b)(xii), (y) Material Contracts that have expired in accordance with their terms, and (z) matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and, as of the date hereof, no written notice or, to the Knowledge of the Company, oral notice of termination been given or received by the Company or any Company Subsidiary in respect of any Material Contract, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and there does not exist any fact, circumstance, event, condition or omission that would constitute a default or breach (with or without notice or lapse of time, or both), or that would give rise to a right in favor of any counterparty to terminate, avoid or accept repudiation of such Material Contract (other than Material Contracts that may be terminated for convenience), except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

(d) Section 3.15(d) of the Company Disclosure Letter contains a true and accurate schedule, as of the date set forth therein, of the total amount of PDPs paid by the Company and its Subsidiaries to the applicable OEMs in respect of each Undelivered Orderbook Aircraft pursuant to the applicable Orderbook Contracts. The Company shall provide an updated schedule of such information as of the date hereof to Parent within twenty (20) Business Days of the date hereof.

Section 3.16 Properties.

(a) As of the date of this Agreement, the Company and the Company Subsidiaries do not own any real property, other than the Company’s corporate offices in Dublin, Ireland.

(b) Section 3.16(b) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a true and complete list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last 12 months through the date hereof which remains uncured.

Section 3.17 Intellectual Property; Privacy and Cybersecurity.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). The Company or a Company Subsidiary is the sole and exclusive owner of all Owned Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such sole and exclusive ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Registered Intellectual Property Rights has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, all Registered Intellectual Property Rights are otherwise valid, subsisting and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has a valid and enforceable right to use any and all Intellectual Property Rights used, or held for use in or otherwise necessary for, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted by the Company or any Company Subsidiary; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights.

(c) Neither the Company nor any Company Subsidiary nor the operation of the business of the Company and the Company Subsidiaries has, since January 1, 2022, infringed, misappropriated or otherwise violated, and, as of the date hereof, does not infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any third parties, and, as of the date hereof, there is no claim, investigation, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened that (i) is challenging or seeking to deny or restrict the rights of the Company or any Company Subsidiary in any of the Owned Intellectual Property Rights (excluding office actions in the ordinary course) or (ii) alleges that the use of Intellectual Property Rights by, or the operation of the business of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Owned Intellectual Property Rights have not been, and, as of the date hereof, are not being, infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claim, investigation, suit, action or other proceeding is pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries have taken commercially reasonable steps to maintain, enforce and protect the confidentiality of all Owned Intellectual Property Rights the value of which to their business is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of such Owned Intellectual Property Rights has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any Company Subsidiary under written confidentiality agreements (or similar obligations by operation of Law). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, no employee or independent contractor of the Company or any Company Subsidiary who has participated in the development of any Intellectual Property Rights for or on behalf of the Company or any Company Subsidiary has claimed any ownership interest or other right in any such Intellectual Property Rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the software included in the Owned Intellectual Property Rights that is distributed by, or otherwise used in the business of, the Company or any Company Subsidiaries (i) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (ii) contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge; or (iii) is subject to any agreement with any Person under which the Company or any Company Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent.

(g) (i) The IT Systems operate and perform in a manner that permits the conduct of the business of the Company and the Company Subsidiaries as currently conducted and are adequate in all material respects for the purposes for which they are being used or held for use; (ii) the Company and the Company Subsidiaries have taken actions, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the IT Systems (including information and transactions stored or contained therein or transmitted thereby) against any breach, unauthorized use, access, interruption, modification or corruption or other compromise (each, a “Breach”); and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022 through the date hereof, (A) there have not been any Breaches and (B) neither the Company nor any Company Subsidiary has been notified in writing of any Breach.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have since January 1, 2022 complied, and are currently in compliance with all Privacy Obligations (including with respect to the cross-border transfer of Personal Information); (ii) since January 1, 2022 through the date hereof, there has been no claim, investigation, suit, action or other proceeding pending, and neither the Company nor any Company Subsidiary has received any written notice from any Person, alleging any (A) violation of Privacy Obligations or such Person’s privacy, personal or confidentiality rights or (B) Breach; (iii) the Company has used commercially reasonable efforts designed to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company or any Company Subsidiary are bound by valid, written and enforceable agreements including any terms required by applicable Privacy Laws and requiring such third parties to comply with applicable Privacy Laws and to maintain the privacy, security and confidentiality of such Personal Information; and (iv) the Company since January 1, 2022 through the date hereof, has not been required under any applicable Privacy Obligation to provide any notice to any Governmental Entity or Person in connection with any Breach.

Section 3.18 Labor Matters(a) .

(a) The Company and the Company Subsidiaries are not party to, subject to or currently negotiating any collective bargaining, works council or labor-related agreements with a labor organization.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of the Company or any of its Subsidiaries: (i) there are no unfair labor practice charges, labor grievances, labor arbitrations, labor-related strikes, walkouts, or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (ii) no labor organization or group of employees of the Company or its Subsidiaries has made a presently pending written demand for recognition or certification to the Company and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company and the Company Subsidiaries have been in compliance with all applicable Laws respecting labor and employment, including all applicable Laws with respect to fair employment practices, overtime pay, meal and rest breaks, discrimination, sexual harassment, civil rights, affirmative action, equal opportunity, immigration, occupational safety and health, workers compensation, disability, unemployment compensation, whistleblower laws, wage payment and the payment and withholding of Taxes, collective bargaining, labor relations, terms and conditions of employment, worker classification and wages and hours (collectively, the “Employment Laws”).

(d) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no currently pending, or to the Knowledge of the Company, threatened, suits, actions or other proceedings filed by or with any Governmental Entity against the Company or its Subsidiaries alleging breach or violation of the Employment Laws. There are no pending or, to the Knowledge of the Company, threatened sexual harassment or discrimination claims against any employees at a level of vice president or above of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries have entered into any settlement agreements relating to allegations of sexual harassment or other discrimination or retaliation by any employees at a level of vice president or above of the Company or any of its Subsidiaries.

(e) The Company has provided to Parent, in a “Clean Room” folder of the virtual data room to which Parent has and will continue to restrict access to a limited group of Parent personnel who will keep such information confidential, a complete and accurate list in all material respects, as of the date no earlier than ten days prior to the date of this Agreement, for each current officer and employee of the Company or any of its Subsidiaries, such employee’s name or employee identification number, employer, title, hire date, location, whether full or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act (if applicable), balance of accrued but unused vacation, annual salary or wage rate, and current annual target cash bonus opportunity. The Company shall provide an updated list pursuant to this Section 3.18(e) to Parent no later than five (5) Business Days prior to the Closing.

(f) To the Knowledge of the Company, as of the date hereof, no current employee of the Company, who is at the level of senior vice president or higher, has provided written notice to the Company of his or her intention to terminate his or her employment.

Section 3.19 Anti-Takeover Provisions(a) .

(a) Assuming the accuracy of the representation contained in Section 4.09, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

(b) The Company is not party to a stockholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete (but partially redacted with respect to provisions that do not relate to the specific level of fees payable by the Company in connection with the transactions contemplated by this Agreement or any provisions that survive the transactions contemplated by this Agreement) copy (including all amendments, modifications, supplements and restatements) of the Company’s engagement letter with the Company Financial Advisor.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be subsequently confirmed by delivery of a written opinion to the Company Board, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of shares of Common Stock (other than any Dissenting Shares and shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 2.01(b)) is fair, from a financial point of view, to such holders of the shares of Common Stock. The Company will provide Parent with a copy of the written opinion of the Company Financial Advisor for informational purposes promptly following receipt thereof by the Company.

Section 3.22 Insurance.

(a) Section 3.22 of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all currently in-force material insurance policies of the Company and the Company Subsidiaries (other than any insurance policy comprising a Company Benefit Plan) (collectively, the “Insurance Policies”). Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (A) the Insurance Policies are in full force and effect (subject to expirations pursuant to the terms of the Insurance Policy) and provide insurance in such amounts and against such risks as the Company has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and, to the Knowledge of the Company, as is sufficient to comply with applicable Law, (B) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice (including any invoices) that any premiums due and payable under the Insurance Policies have not been paid (unless waived with the consent of the relevant insurer or the payment due date of such invoice has not passed), (C) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is currently in default under any Insurance Policy, (D) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice that any insurer under any of the Insurance Policies has disputed the validity thereof on any substantive grounds, (E) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice of cancellation or termination in respect of any Insurance Policies (except in the ordinary course as required by applicable Law in connection with policy renewals or extensions), other than geographical coverage in relation to Russia, Ukraine, Belarus and any other country as a result of the conflict in that region, and (F) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice that any insurer under an Insurance Policy has denied coverage for any claim thereunder.

(b) To the Knowledge of the Company, as of the date hereof, other than the insurance claims relating to Company Aircraft detained in Russia, as disclosed in the Company SEC Documents, there is no claim pending under any Insurance Policy that the Company reasonably expects to exceed $5,000,000.

Section 3.23 Relevant Aircraft and Aircraft Leases.

(a) Section 3.23(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of Company Aircraft identified by their type and manufacturer serial number.

(b) Section 3.23(b) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of Managed Aircraft identified by their type and manufacturer serial number.

(c) With respect to each Company Aircraft, as of the date hereof, (i) the Company, the relevant Company Subsidiary or the relevant owner identified as the “Legal Entity Owner” on Section 3.23(a) of the Company Disclosure Letter is the sole holder of valid legal title to such Company Aircraft, and (ii) the Company or the relevant Company Subsidiary (including as beneficial interest holder under an Owner Trust or other similar structure) is the sole holder of valid beneficial title to such Company Aircraft, in the case of each of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens.

(d) As of the date hereof, the Company, the Company Subsidiary or the relevant Owner Trust or other similar structure that is the Aircraft Lessor in respect of each Company Aircraft has not assigned or otherwise granted any Lien in respect of its rights as Aircraft Lessor pursuant to the relevant Aircraft Lease Documents other than pursuant to any Permitted Liens.

(e) As of the date hereof, neither the Company nor any Company Subsidiary has Knowledge of any event which has occurred and is continuing which constitutes or which, with the passing of time, giving of notice, making of any determination or any combination of the foregoing, would constitute a Total Loss of any Company Aircraft.

(f) As of the date hereof, neither the Company nor any Company Subsidiary has received any written notification or, to the Knowledge of the Company, oral notification under the Aircraft Lease Documents that any Company Aircraft has been involved in any incident which has caused Major Damage to such Company Aircraft which has not been repaired in all material respects in accordance with the applicable Aircraft Lease Document.

(g) In respect of each Company Aircraft and each Orderbook Aircraft subject to an Aircraft Lease, to the Knowledge of the Company, (i) the Aircraft Lessor is not in material breach of any of its material obligations under the Aircraft Lease Documents and (ii) no circumstances exist and are continuing which would reasonably be expected to entitle the relevant Aircraft Lessee to terminate any Aircraft Lease.

(h) For any Aircraft Lease in relation to a Company Aircraft or any Orderbook Aircraft in which the relevant Aircraft Lessor represents, warrants or undertakes to be tax resident in a particular jurisdiction, such Aircraft Lessor, is so resident in such jurisdiction for the purposes of measuring any tax due and to comply with the requirements of the relevant double tax treaty, in each case to the extent so provided in such Aircraft Lease.

(i) The Company or the relevant Company Subsidiary holds valid legal and beneficial title to the portion of the ABS E-Notes owned by the Company or the relevant Company Subsidiary free and clear of all Liens, other than Permitted Liens.

Section 3.24 Vendors and Customers. Section 3.24 of the Company Disclosure Letter of the Company Disclosure Letter sets forth a true and complete list of (a) the 10 largest vendors or service providers (other than financial institutions) of the Company and the Company Subsidiaries (based on the dollar value of expenditures by the Company and the Company Subsidiaries for the fiscal year 2024) (“Significant Vendors”) and (b) the 10 largest customers of the Company and the Company Subsidiaries (based on the dollar value of revenues to the Company from the fiscal year 2024) (“Significant Customers”), together with amounts paid by or to such Persons during such period. Since January 1, 2025 through the date of this Agreement, none of the Significant Vendors or Significant Customers has reduced in any material respect or otherwise discontinued, or, to the Knowledge of the Company, threatened in writing to materially reduce or discontinue, supplying goods or services to, or purchasing services from, the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2025 through the date of this Agreement, none of the Significant Vendors or Significant Customers has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.25 Solvency. As of immediately prior to the Effective Time, but without giving effect to the Merger, the Orderbook Transfer or any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters in connection with and contingent upon the Closing, the Company and the Company Subsidiaries, taken as a whole, will be Solvent.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person (including for the avoidance of doubt the Equity Investors and their Affiliates) on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the

Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and (y) no Person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement; and (ii) determining that entering into this Agreement is fair to and in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that its sole stockholder adopt this Agreement and directing that this Agreement be submitted to its as sole stockholder for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The sole stockholder of Merger Sub will adopt and approve this Agreement by written consent immediately following the execution and delivery of this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Merger Certificate with, and acceptance for record by, the Delaware

Secretary of State pursuant to the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares of capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any of their respective Affiliates or the Equity Investors under, any provision of (i) the governing or organizational documents of Parent, Merger Sub or any of their respective Affiliates or the Equity Investors; (ii) any Contract to which Parent, Merger Sub or any of their respective Affiliates or the Equity Investors is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Permit, Judgment or Law, in each case, applicable to Parent, Merger Sub or any of their respective Affiliates or the Equity Investors or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent, Merger Sub or any of their respective Affiliates or the Equity Investors in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act, (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, Foreign Investment Laws or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL; (iii) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub, the Equity Investors or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.05 Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since their respective dates of incorporation the business of Parent and the Parent Subsidiaries and their Affiliates has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since their respective dates of incorporation to the Knowledge of Parent, the business of Parent and the Parent Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.06 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates or the Equity Investors that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates or the Equity Investors that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. and Goldman Sachs Group, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Merger Sub. Takeoff Bidco Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Bidco”), is the sole stockholder of Merger Sub and upon the Effective Time will own all of the outstanding shares of common stock of the Surviving Corporation. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.09 Ownership of Common Stock. None of Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any of their respective Affiliates or the Equity Investors owns, or will prior to the Closing Date own, any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement). Other than the Voting Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries, or any Equity Investor is a party with respect to the voting of Capital Stock or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries, or any Equity Investor is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Capital Stock or other equity interest of the Company or any of the Company Subsidiaries, other than agreements, arrangements or understandings among the Equity Investors.

Section 4.10 Financing; Availability of Funds.

(a) Parent has, as of the date of this Agreement, delivered to the Company (i) a true, correct and complete fully executed copy of each Equity Commitment Letter by and between Parent and each Equity Investor, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement, pursuant to which, subject to the terms and conditions thereof, each Equity Investor has agreed to invest in Parent the cash amounts set forth therein for the purposes set forth in such Equity Commitment Letter (the “Equity Financing”), and (ii) a true, correct and complete fully executed copy of each Debt Commitment Letter, by and between the Debt Financing Sources party thereto and Parent, together with true, correct and complete copies of all fee letters related to such Debt Commitment Letter (each as amended, modified, supplemented, replaced, restated, substituted or waived in accordance with the provisions of this Agreement, the “Debt Fee Letter”) (except that, solely with respect to any such Debt Fee Letter, the fee amounts, pricing caps and other customary economic terms set forth therein (none of which, individually or in the aggregate, affect the amount, availability, conditionality, enforceability or termination provisions of the Debt Financing) may be redacted in a customary manner), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing” and together with the Equity Financing, the “Financing”).

(b) As of the date of this Agreement, each Commitment Letter is in full force and effect, has not been withdrawn, terminated, rescinded, reduced, repudiated, amended, restated, replaced, supplemented or otherwise modified or waived in any respect (and no such withdrawal, termination, rescission, reduction, repudiation, amendment, restatement, replacement, supplement, modification or waiver is contemplated, except in connection with customary syndication activities with respect to the Debt Financing), and is a legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto. Each Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of, and entitled to enforce, such Equity Commitment Letter, pursuant to, and in accordance with, the terms and conditions set forth therein. None of Parent or any Equity Investor will oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(c) As of the date of this Agreement, there are no side letters or other agreements or arrangements (written or oral) relating to the Commitment Letters or the Financing to which Parent or Merger Sub is a party, that could reasonably be expected to adversely affect the amount, availability, conditionality, enforceability or termination provisions of the Financing. As of the date of this Agreement, Parent has not, and to the Knowledge of

Parent, neither has any other party to any Commitment Letter, committed any material breach of the performance, observance or fulfillment of any covenants, conditions or other obligations set forth in, or is in default under, any Commitment Letter, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a material default or breach on the part of Parent, or, to the Knowledge of Parent, any other party thereto, under any term or condition of any Commitment Letter, (ii) constitute or result in an inability to satisfy a condition precedent or other contingency to receipt of funding set forth in any Commitment Letter, (iii) make any of the assumptions or any of the statements or representations set forth in any Commitment Letter inaccurate in any material respect or (iv) otherwise result in all or any portion of the Financing being unavailable at the Closing. As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any flex provisions contained in the Debt Fee Letter) that Parent, Merger Sub or any other party to the Commitment Letters will be unable to satisfy on a timely basis (and in any event, not later than the Closing) any and all of the conditions precedent set forth in the Commitment Letters required to be satisfied by Parent, Merger Sub or any other party thereto, as applicable, or that the Required Amount will not be made available on the Closing Date. Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing on the Closing Date. Parent has fully paid any and all commitment and other fees in connection with the Commitment Letters that are due as of the date of this Agreement and will pay in full any such amounts due on or before the Closing Date.

(d) The Equity Financing, together with the Debt Financing (after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for with respect to the Debt Financing), is and will be sufficient to enable Parent to perform its payment obligations under this Agreement and to consummate the transactions contemplated hereby (including any repayment or refinancing of Indebtedness contemplated by this Agreement). At the Effective Time, Parent and Merger Sub will have sufficient cash on hand to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Aggregate Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby (the “Required Amount”).

(e) Parent and Merger Sub acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, it is not a condition to any of Parent’s or Merger Sub’s obligations hereunder, including to consummate the transactions contemplated hereby, that Parent and Merger Sub obtain any financing or refinancing (including the Financing) on the terms set forth in the Commitment Letters or otherwise, or that the Company hold a specific amount of cash balances at Closing.

Section 4.11 Solvency of the Surviving Corporation Following the Merger. As of the Effective Time, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, or information made available on any “data sites” are not and shall not be deemed to be or include representations or warranties. Without limiting the generality of the foregoing, except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Company Subsidiaries or their future business, operations or affairs. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the

Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company, except for the representations and warranties contained in Article III and in any certificate delivered by the Company to Parent and Merger Sub.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) preserve the Company’s and each Company Subsidiary’s current business, assets and relationships with key employees, customers and suppliers. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) other than with respect to regular quarterly dividends of up to $0.22 per share of Common Stock, $11.625 per share of Series B Preferred Stock, $10.3125 per share of Series C Preferred Stock, and $15.00 per share of Series D Preferred Stock (which amounts in respect of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be adjusted in accordance with the dividend reset provisions contained in the Certificates of Designation related thereto), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares of capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its shares of capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights (contingent or otherwise) to acquire any such shares of capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of shares of Common Stock or other equity securities of the Company in connection with (A) vesting or settlement of Company RSUs and Company PSUs and (B) forfeitures of Company RSUs and Company PSUs;

(b) except for transactions between or among the Company and one or more wholly owned Company Subsidiaries or between or among one or more wholly owned Company Subsidiaries, create, allot, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of shares of Common Stock upon the vesting or settlement of Company RSUs or Company PSUs that are outstanding as of the date of this Agreement or issued in accordance with this Agreement or the terms of the award agreements for such outstanding Company RSUs or Company PSUs, in each case in accordance with the terms thereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights (contingent or otherwise) to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(c) (i) amend the Organizational Documents of the Company; or (ii) amend in any material respect the Organizational Documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of the SEC or the NYSE or in connection with liquidations or dissolutions of dormant or inactive Company Subsidiaries and Owner Trusts;

(d) make or adopt any change in its accounting methods, principles or practices as in effect on the date hereof, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof);

(e) directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, acquisition of stock or assets or otherwise) any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions contemplated by the Orderbook (as well as engines and buyer furnished equipment related thereto), (ii) acquisitions required under the terms of the Aircraft Leases and Servicing Agreements, (iii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (iv) acquisitions contemplated by any letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter, or (v) acquisitions not covered in clauses (i)-(iv) of this clause (e) in the ordinary course of business consistent with past practice up to the amounts set forth in Section 5.01(e) of the Company Disclosure Letter;

(f) except for Contracts entered into in the ordinary course of business relating to the Managed Aircraft, enter into any partnership, joint venture or similar Contract to which the Company or any Company Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture;

(g) except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (B) modify, amend or terminate any Material Contract or Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (C) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, provided that, for purposes of this clause (g), (i) it shall not be considered ordinary course of business consistent with past practice to enter into new OEM Contracts for the acquisition of Aircraft not permitted under Section 5.01(e) and (ii) any new or amended Aircraft Leases, Servicing Agreements and OEM Contracts that are permitted to be entered into pursuant to this clause (g) after the date hereof shall be either (x) on terms that the Company believes to be commercially reasonable, subject to Section 5.01(g) of the Company Disclosure Letter, or (y) on substantially the same terms of the applicable letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter;

(h) except in relation to Liens to secure Indebtedness for borrowed money that is outstanding as of the date hereof, or otherwise permitted to be incurred under this Section 5.01, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) dispositions of Aircraft in amounts not to exceed the amounts and in accordance with the terms and conditions set forth in Section 5.01(h) of the Company Disclosure Letter (excluding any of the transactions referenced in clause (ii)-(iv) of this clause (h)), (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (iii) dispositions contemplated by any letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter, or (iv) in the ordinary course of business consistent with past practice with respect to properties or assets that are not Aircraft;

(i) incur any additional Indebtedness or commitments therefor, except for (A) Indebtedness under the Company’s existing revolving credit facilities or commercial paper issuances (1) in replacement of existing Indebtedness, up to an amount equal to the aggregate principal amount of the Indebtedness being replaced plus the aggregate amount of any unpaid interest related thereto and the amount of any premiums, fees or expenses incurred in connection therewith, or (2) otherwise in the ordinary course of business, (B) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (C) hedging transactions in the ordinary course of business consistent with past practice, and (D) the following additional Indebtedness, in each case subject to compliance with Section 6.12:

(i) if the Closing has not occurred prior to May 1, 2026 (the “First Trigger Date”), then, during the 3-month period commencing on the First Trigger Date, additional Indebtedness in the form of secured or unsecured, investment grade bank term loans in an aggregate principal amount (including committed but undrawn amounts thereunder) not to exceed $2.0 billion (subject to any dollar-for-dollar reduction of such amount as set forth in the proviso below) (a “Permitted Company Term Loan Financing”); provided that such Permitted Company Term Loan Financing shall (1) have a maturity date (including any permitted extensions thereunder) no later than the date that is five (5) years after the initial incurrence date thereof, (2) permit the prepayment of the indebtedness thereunder at par, without penalty or premium (other than customary “term SOFR” breakage in the case of a prepayment other than on the last day of a term SOFR interest period) and (3) have such other terms and conditions that are not materially more restrictive on the Company and the Company Subsidiaries, taken as a whole, than the terms and conditions of the Company’s principal Existing Credit Agreement (as in effect on the date hereof) or that are otherwise reasonably acceptable to the Parent in its Permitted Discretion; and

(ii) if the Closing has not occurred prior to the date that is the later of (x) July 1, 2026 and (y) the date that is 100 days after the date on which the Company Stockholder Approval is obtained (such later date, the “Second Trigger Date”), then, commencing on the Second Trigger Date, additional Indebtedness in an aggregate principal amount (including committed but undrawn amounts thereunder) issued or otherwise incurred from and after the Second Trigger Date not to exceed the sum of (I) $2.0 billion, plus (II) from and after the end of each three-month period after the Second Trigger Date, an additional $2.0 billion (in each case, subject to any dollar-for-dollar reduction of such amount as set forth in the proviso below); provided that such additional Indebtedness shall be in the form of (A) a Permitted Company Term Loan Financing and/or (B) any unsecured investment grade debt securities (“Permitted Company Bond Financing”); provided, further, that such Permitted Company Bond Financing shall (1) have a maturity date (including any permitted extensions thereunder) no later than the date that is five (5) years after the initial incurrence date thereof, (2) not be required to be (and shall not have terms requiring such debt to be offered to be) repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of the Closing, and/or upon any other event or events or at the option of any holder thereof (except, in each case, upon the occurrence of a customary “event of default” thereunder or as a result of a change of control (other than resulting from the Merger) in a manner substantially consistent with the Existing Senior Notes), (3) include disclosure in any marketing, offering or disclosure document for such Permitted Company Bond financing with respect to the Merger and the other transactions contemplated by this Agreement and the Company following consummation of such transactions that is (i) materially consistent with any disclosure in the Debt Financing and/or Takeout Financing and (ii) that has been reviewed and is reasonably acceptable to Parent and (4) have such other terms and conditions that are not more restrictive (other than in any immaterial respect) on the Company and the Company Subsidiaries than the terms and conditions of any of the Company’s senior notes outstanding on the date hereof (the “Existing Senior Notes”) and that are otherwise reasonably acceptable to the Parent in its Permitted Discretion (any such Permitted Company Bond Financing, together with any Permitted Company Term Loan Financing permitted under this Section 5.01(i)(D)(ii) and/or Section 5.01(i)(D)(i), each, a “Permitted Company Interim Financing”);

provided, however, that, notwithstanding anything herein to the contrary, as of any date of determination, the aggregate principal amount of any Permitted Company Interim Financing permitted to be incurred as set forth above as of such date shall be reduced, dollar-for-dollar, by the aggregate principal amount of all Qualified Bonds that have been issued as of such date (with such amounts reducing the aggregate amount of Permitted Company Bond Financing permitted hereunder before reducing the amount of any Permitted Company Term Loan Financing permitted hereunder);

(j) (A) settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) litigation contemplated by Section 6.05, which shall be governed by that section, (ii) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration in the ordinary course of business consistent with past practice that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s Insurance Policies) or the waiver of claims in an amount not in excess of the amounts set forth on Section 5.01(h) of the Company Disclosure Letter, or (iii) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration not in the ordinary course of business consistent with past practice that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s Insurance Policies) or the waiver of claims in an amount not in excess of the amounts set forth in Section 5.01(h) of the Company Disclosure Letter, and, in each case of clause (ii) and (iii), do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle; or (B) commence litigation, without first consulting with Parent, against any customer or supplier that would reasonably be expected to materially damage such customer’s or supplier’s relationship the Company;

(k) abandon or permit to lapse, assign, sell, lease, license, sublicense, modify, terminate, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property Rights, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(l) fail to use commercially reasonable efforts to (A) prevent the lapse of any Insurance Policy or (B) take any action that would make any Insurance Policy void or voidable or reduce the limits of insurance coverage provided thereunder, in the case of both (A) and (B), other than immaterial changes, operational changes or changes required by applicable Law and policy expirations and reductions of limits in the ordinary course of business and other than changes in policies or limits of insurance coverage resulting from the transactions contemplated hereby;

(m) except (A) as required by applicable Law, or (B) as required by the terms of any Company Benefit Plan, (i) increase or grant any increase in the compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary, other than increases in base wages or salary in the ordinary course of business consistent with past practice not to exceed 7% of the aggregate base wages or salary for employees at or below the level of senior vice president as in effect as of the date hereof; provided further that not more than ten (10) employees below the level of vice president shall be promoted; (ii) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary; (iii) amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (iv) grant or provide any severance or termination payments or benefits to any current or former officers, directors, employees or individual independent contractors; (v) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former director, officer, employee or individual independent contractor; (vi) hire or terminate any employee who is a senior vice president or above, except for terminations for “cause”, or promote any employee who, as a result of such promotion, would be a senior vice president or above; or (vii) enter into any collective bargaining agreement or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(n) make or authorize capital expenditures except (i) as required by the terms of the Contracts in existence on the date hereof or entered into or amended after the date hereof in accordance with the clause (g) above, (ii) in connection with the maintenance, repairs, or overhaul of Aircraft or engines that the Company reasonably determines are necessary to preserve the value of such Aircraft or engines, (iii) pre-delivery payments to Aircraft OEMs in the ordinary course of business pursuant to OEM Contracts, (iv) in connection with acquisitions permitted under Section 5.01(e) or Section 5.01(f), or (v) in an amount not in excess of the amount set forth in Section 5.01(n) of the Company Disclosure Letter;

(o) except in the ordinary course of business consistent with past practice and except as contemplated by Contracts in effect on the date hereof or entered into after the date hereof in accordance with the terms hereof, (i) accelerate any material payments under any leases relating to leased Company Aircraft or (ii) fail to continue any aircraft maintenance programs with respect to off-lease Company Aircraft;

(p) adopt or implement any stockholder rights plan or similar arrangement;

(q) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Significant Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries);

(r) (i) make, change or rescind any material income Tax election (including, for the avoidance of doubt, any entity classification election); (ii) change any of its material methods of tax accounting or tax accounting principles, methods or practices other than as required by applicable Law; (iii) enter into any closing agreement with respect to Taxes; (iv) settle any material claim or assessment relating to the Company or any Company Subsidiary with respect to Taxes; or (v) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(s) agree to take any of the foregoing actions in clauses (a) through (s) above.

For the avoidance of doubt, the Parties agree that the covenants contained in this Section 5.01 (excluding the first sentence of this Section 5.01 solely with respect to the Company’s servicing of the Managed Aircraft) do not apply to the conduct or operations of the Managed Aircraft.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, and Parent shall cause the Equity Investors not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, materially delay, materially interfere with or materially hinder the ability of Parent, the Company or Merger Sub to consummate the Merger, the Orderbook Transfer and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04 No Solicitation by the Company; Company Board Recommendation.

(a) Except as permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; and (ii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (B) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change, (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements) or (I) amend, or grant a waiver or release under, (1) any standstill or similar agreement with respect to any shares of Common Stock or (2) any applicable anti-takeover law or anti-takeover provision in the Company’s Organizational Documents; provided that, if the Company Board (or any committee thereof) has determined in its good faith judgment that failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, the Company may waive any standstill or similar agreement with respect to any shares of Common Stock solely to the extent necessary to permit the applicable counterparty to submit confidential proposals to the Company Board.

(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal by any Person or Group at any time prior to the Company Stockholder Meeting that did not result from a material breach of Section 5.04(a), then, subject to compliance with Section 5.04(c), the Company and its Representatives may, prior to the Company Stockholder Meeting, take the actions set forth in subsections (i), and (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and engage in discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal.

(c) Promptly (but in any event within 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as promptly as practicable (but in any event within 48 hours) provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing, together with copies of any written materials relating thereto provided to the Company or its Representatives; and (ii) a summary of the material terms and conditions of such Alternative Proposal or Inquiry, to the extent such material terms and conditions are not included in the written materials provided in the foregoing clause (i). The Company agrees that it shall promptly (but in any event within 48 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis (but in any event within 48 hours) of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry and related discussions or negotiations (and supplementally provide the material terms) of any such Alternative Proposal or Inquiry (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives).

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholder Meeting, the Company Board may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d) and provided such Superior Proposal did not result from a material breach of Section 5.04(a)), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal);

(ii) during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent and any other information provided by Parent, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the five (5)-Business Day period above shall be deemed to be references to the longer of (x) the original five (5)-Business Day Period and (y) a three (3)-Business Day period.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, nothing in this Section 5.04(e) shall be construed to permit the Company or its Subsidiaries or the Company Board (or a committee thereof) to effect an Adverse Recommendation Change other than in accordance with Section 5.04(d).

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination, tender offer, share purchase or similar transaction involving or relating to the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of shares of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or disposition, directly or indirectly, to any Person (or the stockholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company; (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the shares of Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any bona fide proposal or offer made by a third party or Group (A) that did not result from a material breach of this Section 5.04 and (B) pursuant to which such third party or Group (or the stockholders of such third party or Group) would acquire, directly or indirectly, more than fifty percent (50%) of the shares of Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole, (x) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of shares of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (y) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement, including this Section 5.04.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments proposed by Parent.

(b) If prior to the Company Stockholder Meeting any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Company Stockholder Meeting any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as promptly as reasonably practicable after (x) the date that is ten (10) days after the filing of the preliminary Proxy Statement, if the SEC has not advised the Company that the SEC intends to review the Proxy Statement or (y) otherwise, the date that the SEC confirms it has no further comments on the Proxy Statement duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders; and (ii) subject to Section 5.04(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d). The Company shall keep Parent informed on a reasonably current basis, and promptly upon Parent’s written request, of the status of its efforts to solicit the Company Stockholder Approval. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholder Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Stockholder Meeting, the Company shall be entitled to postpone the Company Stockholder Meeting to a date not more than 10 Business Days after the date such Company Stockholder Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date).

(e) The Company (x) may, with Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, recess, reconvene or postpone the Company Stockholder Meeting if the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of shares of Common Stock a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) after consultation with Parent, as of the time for which the Company Stockholder Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of shares of Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval, or (iii) such adjournment, recess, reconvening or postponement is required by Law, and (y) shall, if requested by Parent, adjourn, recess, reconvene or postpone the Company Stockholder Meeting, if after consultation with Parent, as of the time for which the Company Stockholder Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of shares of Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval; provided that, unless otherwise agreed by the Company and Parent, such adjournment, recess, reconvention or postponement shall not be for more than five Business Days individually or 20 Business Days in the aggregate.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent and SMBC AC reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, personnel (including for purposes of discussing retention and other post-closing employment arrangements) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent all other information concerning its business, assets, liabilities, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not unreasonably interfere with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it reasonably determines (after consultation with outside counsel) that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); (iii) result in the access to or disclosure of commercially sensitive information (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in an “outside counsel only” basis, in which case such information shall be given only to the outside counsel of Parent and may not be shared with Parent or any of its Affiliates or any of their respective Representatives (other than such outside counsel)); or (iv) violate any Law (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate such Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of February 24, 2025, and amended on March 31, 2025 and May 8, 2025, among the Company, SMBC AC and Sumitomo (the “Confidentiality Agreement”), and the clean team agreement, dated as of June 12, 2025, among the Company, SMBC AC and Sumitomo (the “Clean Team Agreement”), as applicable. Notwithstanding anything to the contrary in the foregoing, until the Closing, the Company (i) shall cause the virtual data room established by the Company and its Representatives in connection with the transactions contemplated by this Agreement to be maintained, and (ii) shall not impose any additional restrictions on access by Parent or its Representatives, or remove any materials or documents from such virtual data room, except as expressly contemplated by the Confidentiality Agreement or the Clean Team Agreement.

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement (including the Merger and the Orderbook Transfer), including (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity (including CFIUS) in order to consummate the transactions contemplated by this Agreement (including the Merger and the Orderbook Transfer) (collectively, the “Governmental Approvals”) and (ii) as promptly as reasonably practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within twenty-five (25) Business Days of the date of this Agreement, and (B) promptly make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to other applicable Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated hereby, including with respect to the Required Regulatory Approvals, and (C) not extend any waiting period under the HSR Act or other Antitrust Laws or Foreign Investment Laws, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as promptly as reasonably practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Law or Foreign Investment Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other Antitrust Laws or Foreign Investment Laws).

(b) In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws or Foreign Investment Laws, each of Parent and the Company shall, and shall cause their respective Affiliates, and Parent shall cause the Equity Investors to, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Entity or a private party (provided that Parent shall, upon consultation with the Company in good faith and subject to Parent’s obligations hereunder, solely control the timing and strategy for obtaining Governmental Approvals and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with such other Governmental Entity in connection with the Merger or the other transactions contemplated hereby); (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ, CFIUS or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, CFIUS or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement; and (v) permit the other party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, CFIUS or any other Governmental Entity; provided that materials may be redacted (i) as necessary to comply with applicable Law and (ii) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party in connection with any Antitrust Law; and (ii) avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective Subsidiaries, or effectuating any other change or restructuring of Parent, the Company or any of their respective Subsidiaries, (C) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (D) opposing, including through litigation and reasonably available avenues of appeal, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (2) any request for the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, any Antitrust Law, any Foreign Investment Law or any other applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (E) commencing and/or defending any suit, action or other proceeding before any court or other applicable Governmental Entity, and pursuing all reasonably available avenues of appeal thereto, as may be required in order to (1) resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, or any Antitrust Law or any other applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (F) taking any action and/or accepting any condition or restriction required by a Governmental Entity in connection with in connection with any Governmental Approval (including entering into any mitigation agreement with any Governmental Entity as may be required), and (G) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent, any of the Equity Investors or any of their respective Affiliates to (x) take any actions with respect to any existing businesses, product lines or assets of any of the Equity Investors or any of their respective Affiliates (other than Parent and its Subsidiaries (including the Company and the Company Subsidiaries following the Merger)), or (y) take any action contemplated by the foregoing clauses (A)-(G) or otherwise take any action or permit or suffer to exist any material restriction, condition, limitation or requirement, that, in the case of this clause (y), would or would reasonably be expected to (when taken together with all other such actions, restrictions, conditions, limitations and requirements), (1) materially diminish the value (commercial or otherwise) of the Company and its Subsidiaries (taken as a whole and giving effect to the Closing) or (2) materially reduce the benefits reasonably expected to be derived by Parent or any of the Equity Investors and their respective Affiliates from the transactions contemplated hereby following the Closing, including by materially reducing the benefits reasonably expected to be derived by Parent or any of the Equity Investors and their respective Affiliates from the Orderbook Transfer or the servicing arrangements contemplated to be entered into by Parent and SMBC AC with respect to the servicing by SMBC AC of certain Company Aircraft; provided, further, that neither Parent nor the Company shall be required to take any action contemplated by the foregoing clauses (A)-(G) that is not conditioned upon, or would be effective prior to, the consummation of the transactions contemplated by this Agreement.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company. In addition, the Company shall give prompt written notice to Parent of any (x) total loss, destruction or material damage to any Company Aircraft or Managed Aircraft that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (y) material breach or event of default by the Company or Company Subsidiaries under any Material Contract that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person or serving as a trustee or fiduciary of a Company Benefit Plan (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification, except to the extent such Person is entitled to advancement of expenses under the Organizational Documents of the Company or its Subsidiaries or in an indemnification or similar agreement without such an undertaking, and (y) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurers having the same or better credit rating as the Company’s current insurers), except that in no event shall the Surviving Corporation be required to pay for any one annual period an aggregate premium with respect to such insurance policies more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance for a period of six years for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company, such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount, and if the Company is unable to obtain such “tail” insurance, it shall obtain as much comparable “tail” insurance as possible for such six-year period for an aggregate premium equal to the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.

(c) The provisions of this Section 6.04 (i) shall survive consummation of the Merger until the later of (x) the date that is the sixth (6th) anniversary of the Closing Date and (y) the date on which any claim, action, suit, proceeding or other matter initiated prior to the sixth (6th) anniversary of the Closing Date is finally resolved, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04.

Section 6.05 Transaction Litigation. Prior to the Effective Time, in the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any such litigation, and the Company shall consider in good faith Parent’s advice with respect to such litigation. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party after consultation with Parent, if the resolution of such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no material injunctive relief.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock, including Company RSUs and Company PSUs) resulting from the Merger and the other transactions contemplated by this Agreement by each individual is a director or executive officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters, in each case in accordance with the terms of this Agreement (including compliance with Section 5.04), or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, (a) Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements and (b) the Company shall provide Parent an opportunity to review and comment on widespread internal written communications that may be made by the Company to its employees (other than communications pursuant to Section 6.08(g)), independent contractors, consultants, contract counterparties and/or other material business relations of the Company or its Subsidiaries, in each case with respect to the transactions contemplated by this Agreement, including the Merger, and each of Parent and the Company shall not, and shall cause their Affiliates not to, and Parent shall cause the Equity Investors not to, issue any such press release or make any such public statement or other written communication prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures, announcements or communications (including in any meetings or calls with analysts, institutional investors or other similar Persons) that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08 Employment and Company Benefits.

(a) During the one-year period following the Closing Date (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) short-term cash incentive opportunities that are at least equal to the short-term cash incentive opportunities in effect for the Company Employee immediately prior to the Closing Date, which short-term cash incentive opportunities shall, for the year of Closing, have the same termination protections as those provided under the Annual Bonus Plan (as defined below) (less any amounts paid pursuant to Section 6.08(b)); (iii) target long-term incentive opportunities that are at least equal to the target long-term incentive opportunities in effect for the Company Employee immediately prior to the Closing Date (provided that such opportunities may be provided in the form of cash rather than equity) and (iv) employee benefits (excluding any equity-based or other long-term incentives, retiree health and welfare benefits and defined benefit pension benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided by the Company or any Company Subsidiary to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Corporation or any other Affiliate of Parent immediately following the Closing.

(b) With respect to the Company’s annual bonus plan (the “Annual Bonus Plan”), for the calendar year in which the Closing Date occurs, Parent shall, or shall cause the Surviving Corporation or their respective Affiliates to, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the Closing, such Company Employee’s target annual bonus (i) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the Closing Date, (ii) payable solely in the form of cash and (iii) except in respect of the Deferred Bonus Plan (as defined in Section 5.01(m) of the Company Disclosure Letter), payable within 10 days following the Closing Date (the “Closing Year Annual Bonus”); provided, however, (i) if the Closing Date occurs in calendar year in 2025, the Closing Year Annual Bonus shall be determined based upon the greater of (x) target performance and (y) the actual level of performance, extrapolated through the end of the applicable calendar year based on actual performance through the Closing Date, as determined by the Leadership Development and Compensation Committee of the Company Board prior to the Closing (provided that Parent will be provided with an opportunity to review such performance calculations and consult in good faith with the Company (and the Company will give good faith consideration to any comments from Parent with respect thereto) reasonably in advance of the Company’s Leadership Development and Compensation Committee’s approval); provided, further, if the Closing occurs in 2025, the Closing Year Annual Bonus shall not be subject to proration under clause (i) of this Section 6.08(b). The Company shall take such actions necessary to cause that (i) the Annual Bonus Plan is terminated effective as of immediately prior to, and subject to the occurrence of, the Closing, (ii) no obligations shall exist under the Annual Bonus Plan on or after the Closing (other than the obligation to pay the Closing Year Annual Bonuses pursuant to this Section 6.08(b)) and (iii) any Company Employee who is covered under a severance arrangement of the Company or any Company Subsidiary shall, as a condition of receiving the Closing Year Annual Bonus, execute a written agreement (in form and substance reasonably acceptable to Parent) that the Closing Year Annual Bonus shall reduce, on a dollar-for-dollar basis, any pro rata annual bonus obligations due for the year of Closing under such severance arrangement.

(c) Parent shall, or shall cause the Surviving Corporation to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes, including eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans or retiree health and welfare plans) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Corporation) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Corporation) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) use reasonable best efforts to honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Corporation) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) Within five (5) Business Days following the date hereof, the Company shall provide Parent with a schedule setting forth, for each Company RSU and Company PSU, the holder, grant date, number of shares of Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), and vesting schedule.

(f) Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.08 will not be deemed to: (i) create any rights to continued employment or service or guarantee employment for any period of time with Parent, the Company or any of their respective Affiliates, or preclude the ability of Parent, Company or any of their respective Affiliates to terminate the employment or service of any Company Employee or any other Person; (ii) create, terminate, modify, or amend any Company Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, or limit the ability of the Parent, the Company or any of their respective Affiliates to amend, modify, or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement (subject to the other provisions of this Section 6.08); (iii) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights in any Company Employee or any other Person (or beneficiary or dependent thereof).

(g) Prior to making any broad-based, written communication to employees of the Company or any Company Subsidiary pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give good faith consideration to any comments made by Parent with respect thereto.

Section 6.09 Company Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall provide and make available to the Company in immediately available funds the amount necessary for the Company and the Company Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing under each item of Payoff Indebtedness as of the Effective Time in accordance with the Payoff Letter relating thereto, including accrued interest thereon and all fees, expenses and other obligations (including premiums, make-whole amounts, penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, on the Closing Date, the Company shall, solely to the extent payment of the Debt Payoff Amount is not made directly by or on behalf of the Parent in accordance with the terms of the Payoff Letters to the Persons specified in the relevant Payoff Letter, pay (or shall cause to be paid) the Debt Payoff Amount to the Persons specified in the relevant Payoff Letter. The Company shall, on or prior to the Closing Date, provide Parent with payoff letters in customary form (collectively, the “Payoff Letters”) from the agents on behalf of the financial institutions or other lenders party to each item of Payoff Indebtedness, which Payoff Letter shall set forth the amount required to satisfy in full all such Payoff Indebtedness of the Company or any of its Subsidiaries under the applicable item of Payoff Indebtedness, together with payoff instructions for making such repayment on the Closing Date. The Company will use commercially reasonable efforts to furnish drafts of each Payoff Letter to the Parent as least four (4) Business Days prior to the Closing Date.

Section 6.10 Parent Financing.

(a) Following delivery of written notice to the Company, Parent and Merger Sub may elect to solicit amendments, waivers or consents (the “Debt Consents”) from the lenders or holders, as applicable, of any Indebtedness of the Company or any Company Subsidiary, at any time on or after the date of this Agreement, in order to (i) permit the consummation of the transactions contemplated by this Agreement and/or (ii) make other amendments or modifications that are necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. Any such amendments, waivers or consents (other than provisions thereof that bind the applicable lenders to provide their consent) shall not become effective prior to the Closing unless the Company provides its prior written consent thereto. In addition, neither the Company nor any Company Subsidiary shall have any obligation to pay any fees or expenses, or otherwise incur any liability, in connection with the solicitation or effectiveness of any such amendments, waivers or consents, other than any fees or expenses (i) due only following the Closing or (ii) that are paid for by or on behalf of Parent or for which Parent has provided funding therefor to the Company in advance. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.10 or any other provision in this Agreement shall obligate the Parent or Merger Sub to take any action with respect to, or restrict the amendment, supplement, modification, replacement or termination of, or restrict Parent or Merger Sub from taking any action with respect to, any portion of the Debt Financing that, by virtue of Parent or Merger Sub having obtained one or more Debt Consents is no longer required in order for Parent and Merger Sub to pay the Required Amount.

(b) Each of Parent and Merger Sub shall use, and shall cause its Representatives and controlled Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate any portion of the Debt Financing (and any Takeout Financing) that is necessary in order for Parent and Merger Sub to pay the Required Amount, no later than the Closing on the terms and subject only to the conditions set forth in the Debt Commitment Letters as of the date hereof (or, in the case of a Takeout Financing, the applicable conditions thereto), including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its controlled Affiliates to use) their respective reasonable best efforts to:

(i) comply with and maintain in full force and effect the Debt Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Debt Financing, substantially on the terms and subject only to the conditions set forth in the Debt Commitment Letter, and/or one or more Takeout Financings in lieu thereof (such definitive agreements, collectively, the “Financing Agreements”) (and comply with and maintain in full force and effect the Financing Agreements in accordance with the terms and subject only to the conditions thereof) so that the Financing Agreements are and remain in full force and effect not later than the Closing; provided, for the avoidance of doubt, that the foregoing shall not be construed to prohibit any amendment, modification, waiver, replacement or termination of the Debt Commitment Letter, the Debt Financing, any Takeout Financing or any Financing Agreement that is permitted by Section 6.10(c);

(ii) satisfy, or cause their respective Representatives to satisfy, on a timely basis (and in any event, no later than the Closing) all of the terms and conditions of the Debt Financing contemplated by the Debt Commitment Letter, and/or one or more Takeout Financings in lieu thereof, and the related Financing Agreements (including by consummating the Debt Financing and/or such Takeout Financing, as applicable, and by paying any commitment fees, expenses or other fees or deposits required in connection therewith);

(iii) accept (and comply with) to the fullest extent required by the terms of the Debt Commitment Letter all “flex” provisions contemplated by the Debt Commitment Letter;

(iv) enforce its rights under the Debt Commitment Letter and the Financing Agreements in the event of a material breach (or threatened material breach) by the Debt Financing Sources under the Debt Commitment Letter or the Financing Agreements; and

(v) in the event that all applicable conditions precedent have been satisfied and all conditions herein to the Parent’s obligation to effect the Closing have been satisfied, consummate the Debt Financing, or one or more Takeout Financings in lieu thereof, no later than the Closing.

Notwithstanding the foregoing, it is understood and agreed that the obligations of Parent with respect to the Debt Financing pursuant to this Section 6.10(b) shall be subject to, and shall not be deemed to be breached by, any reduction, including to zero as applicable, of the commitments in respect of the Debt Financing in accordance with the terms of the Debt Commitment Letter as in effect on the date of this Agreement, as a result of the receipt of net proceeds of any Takeout Financing on or prior to the Closing Date (to the extent permitted hereunder) to the extent such proceeds will be available and used to fund the Required Amount on the Closing Date.

(c) Each of Parent and Merger Sub shall not, and shall cause its Representatives and controlled Affiliates not to, agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under (i) any Equity Commitment Letter without the prior written consent of the Company or (ii) any Debt Commitment Letter, any Takeout Financing or any Financing Agreement (if then in effect) without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) if, in the case of this clause (ii), such amendment, supplement, modification, replacement or waiver could or could reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of the fees to be paid or original issue discount thereof) and/or any Takeout Financing such that the Parent and Merger Sub would not be able to fund the Required Amount (taking into account amounts committed to be provided or provided by the Debt Financing Sources party thereto under any Takeout

Financing or other replacement financing permitted by this Section 6.10(c)), (B) impose new or additional conditions to the Debt Financing or any Takeout Financing or otherwise expand, amend or modify any of the existing conditions or contingencies to the receipt of the Debt Financing or any Takeout Financing, or add, expand, amend or modify any other provisions of, or remedies under, the Debt Commitment Letter as in effect on the date hereof or any Financing Agreement, in each case in a manner that could reasonably be expected to materially delay or prevent the Closing, (C) prevent, materially delay or make materially less likely the funding of the portion of the Debt Financing, and any Takeout Financings, to be funded at the Closing (or the satisfaction of the conditions thereto) at the Closing (including by making the satisfaction of the conditions thereto materially less likely to occur) or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to any Debt Commitment Letter or any Financing Agreement or otherwise to obtain the Debt Financing or any Takeout Financing and consummate the transactions contemplated hereby (other than, for the avoidance of doubt, by virtue of the unavailability of any portion thereof being replaced in a manner that is otherwise permitted by this sentence); provided that, for the avoidance of doubt, nothing herein shall restrict the operation of any provision of the Debt Commitment Letter that provides for the automatic termination of the commitments thereunder in connection with Parent or Merger Sub entering into, or obtaining commitments for, any Takeout Financing. Without limiting the foregoing, neither Parent nor Merger Sub shall permit the syndication of equity financing by the Equity Investors to a third party without the Company’s prior written consent; provided that the foregoing shall not limit the Equity Investors from entering into “backleverage financing” arrangements in connection with the funds that will be used by the Equity Investors to fund the equity financing. Neither Parent nor Merger Sub shall permit, release or consent to the withdrawal, termination, repudiation or rescission of (i) the Equity Commitment Letter or (ii) the Debt Commitment Letter, any Takeout Financing in lieu thereof or any Financing Agreement, except in a manner permitted by the first sentence of this Section 6.10(c) or by Section 6.10(c). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Equity Commitment Letter in accordance with this Section 6.10(c), Parent and Merger Sub shall promptly deliver a true and complete copy thereof to the Company and references herein to “Equity Commitment Letter” and “Equity Financing” shall refer to such terms as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 6.10(c). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Debt Commitment Letter with a replacement commitment in accordance with this Section 6.10(c), Parent and Merger Sub shall (except in the case of ministerial amendments, including any amendment to add additional lenders, arrangers, bookrunners or agents on substantially the same terms) promptly deliver a true and complete copy thereof to the Company and references herein to “Debt Commitment Letter”, “Debt Financing”, “Debt Fee Letter” and “Debt Financing Sources” shall refer to such terms as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 6.10(c).

(d) In the event that prior to the Closing (i) all or any portion of the Debt Financing or any Takeout Financing necessary in order for Parent and Merger Sub to pay the Required Amount expires, terminates or becomes unavailable or (ii) the Debt Commitment Letter or any Financing Agreement (if then in effect) shall be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, including, without limitation, at the option of

Parent or Merger Sub, and Parent and Merger Sub shall cease to have commitments and access to funds sufficient in order for Parent and Merger Sub to pay the Required Amount, each of Parent and Merger Sub shall (i) promptly notify the Company in writing and (ii) use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect thereto, alternative financing from the same or alternative financing sources (the “Alternative Financing”) in an amount sufficient in order for Parent and Merger Sub to pay the Required Amount and to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”). Any Alternative Financing or New Debt Commitment Letter shall be on terms that comply with the first sentence of Section 6.10(c); provided that in no event shall Parent or Merger Sub be obligated to agree to any term of any Alternative Financing that would provide for (1) interest rates, fees or similar economic terms that are less favorable, taken as a whole, than those in the Debt Commitment Letter as of the date hereof, (2) tenor or call protection materially less favorable than that set forth in the Debt Commitment Letter as of the date hereof or (3) other terms that, in the aggregate, are materially less favorable to Parent or Merger Sub relative to those set forth in the Debt Commitment Letter as of the date hereof. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.10(c), Parent and Merger Sub shall promptly deliver a copy thereof to the Company (it being understood that any fee letters related thereto may be redacted in the same manner as the fee letter delivered on or prior to the date of this Agreement) and references herein to (A) “Debt Commitment Letter” shall be deemed to include any New Debt Commitment Letter to the extent then in effect and “Debt Fee Letter” shall be deemed to include the related fee letter, and (B) “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the preceding clause (A). Parent and Merger Sub shall be subject to the same obligations with respect to any Alternative Financing as set forth in this Agreement with respect to the Debt Financing. It is understood and agreed that reduction of commitments in respect of the Debt Financing as a result of Parent obtaining any Takeout Financing permitted hereunder that will be used to fund the Required Amount on the Closing Date shall not be deemed to constitute an unavailability of any portion of the Debt Financing for purposes of this Section 6.10(d) so long as the (x) net proceeds of such Takeout Financing are to be made available to fund the Required Amount on the Closing Date, (y) either the Takeout Financing does not reduce the commitments in respect of the Debt Financing or the conditions to availability of such Takeout Financing at the Closing, if any, are not more onerous or restrictive than those in the Debt Commitment Letter as of the date hereof and (z) such Takeout Financing could not reasonably be expected to delay the Closing.

(e) Each of Parent and Merger Sub shall (i) give the Company prompt written notice of (A) any material default or breach or threatened material default or breach (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material default or breach) by Parent, Merger Sub or any other party to any Commitment Letter or Financing Agreement of which Parent, Merger Sub or any of its controlled Affiliates or their respective Representatives becomes aware, (B) any withdrawal, termination (including termination of any commitments), repudiation or rescission or threatened withdrawal, termination (including termination of any commitments), repudiation or rescission of any Commitment Letter or Financing Agreement of which Parent or Merger Sub becomes aware, (C) each material dispute or material disagreement between or among any parties to any Commitment Letter or Financing Agreement (provided that ordinary course negotiations shall not require notice pursuant to this clause (C)), and (D) any event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (ii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters and the Financing Agreements that is necessary in order for Parent and Merger Sub to pay the Required Amount on the terms and conditions, in the manner or from the sources, contemplated by the Commitment Letters, and (iii) upon the reasonable request of the Company, otherwise keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Financing (including any Alternative Financing); provided that in no event shall Parent be under any obligation to disclose any information that would waive the protection of attorney-client or other legal privilege; provided further that Parent shall notify the Company that such information is being withheld and shall use commercially reasonable efforts to provide such information in a manner that would not waive such privilege.

(f) Each of Parent and Merger Sub acknowledges and agrees that the notwithstanding anything to the contrary set forth herein, neither the terms, availability of nor obtaining of the Debt Financing or any alternative financing (including any Alternative Financing) is a condition to the Closing or the consummation of the transactions contemplated hereby, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing (including the Alternative Financing) on the Closing Date.

Section 6.11 Parent Financing Cooperation.

(a) Subject to Sections 6.11(b) through 6.11(f), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if reasonably requested by Parent, the Company shall use, and shall instruct its Representatives and cause the Company Subsidiaries to use, reasonable best efforts to provide customary cooperation to Parent and Merger Sub in the arrangement of the Debt Financing (including any Alternative Financing) or any Takeout Financing, and in the solicitation of any Debt Consents, including:

(i) providing the Required Information and such other reasonably available financial and other pertinent information regarding the Company and the Company Subsidiaries, in each case, as is reasonably required for use in usual and customary marketing and offering documents and to enable Parent to prepare pro forma financial statements required by SEC rules or Parent’s financing sources (it being understood that the Parent, and not the Company, any of its Representatives or the Company Subsidiaries, is responsible for the preparation of such marketing, offering documents and pro forma financial statements);

(ii) at reasonable and mutually agreed times and locations (it being understood that any such meetings shall be limited to video conference or web conference), and upon reasonable advance notice, participating (and causing senior management and appropriate representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions at mutually agreed upon times (including accounting due diligence sessions) and sessions with rating agencies, and assisting Parent in obtaining ratings in connection therewith, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand;

(iii) assisting with the preparation and negotiation of appropriate and customary documentation, marketing materials, presentations (including, for the avoidance of doubt, customary rating agency presentations) and definitive documents to be entered into and reasonably required in connection with the Debt Financing, any Takeout Financing or any Debt Consent (including assistance in the preparation of one or more bank information memoranda and the delivery of a customary authorization letter, including a “10b-5” representation consistent with the Debt Commitment Letter) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank information memoranda or similar memoranda or report distributed in connection therewith);

(iv) causing its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and (B) provide assistance in the preparation of any pro forma financial statements and information (it being understand that the Parent, and not the Company or any of its Representatives and the Company Subsidiaries, is responsible for the preparation of such pro forma financial statements, and any other pro forma information, including any pro forma adjustments);

(v) taking actions reasonably requested by Parent to enable Parent to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Debt Financing, any Takeout Financing or any Debt Consent;

(vi) in the event that the Company is in possession of material nonpublic information with respect to the Company and the Company Subsidiaries that Parent reasonably determines is necessary and customary to include in a “public side” offering or marketing document in connection with the Debt Financing or any Takeout Financing, if Parent reasonably requests, filing a Current Report on Form 8-K pursuant to the Exchange Act or otherwise making publicly available in accordance with the Company’s customary practices a communication that contains such material nonpublic information, provided that prior to the inclusion of such material nonpublic information in any such offering or marketing document, Parent will give the Company a reasonable opportunity to comment on the applicable disclosure;

(vii) taking all corporate, limited liability company, partnership or other similar actions reasonably necessary to permit the consummation of the Debt Financing, any Takeout Financing or any Debt Consent, including the provisions of guarantees and the pledging of collateral; provided that all such actions shall be effective no earlier than, and conditioned on the occurrence of, the Closing; and

(viii) furnishing Parent and any financing sources promptly, and in any event, at least three (3) Business Days prior to the Closing Date, with all documentation and other information that Parent has requested in writing at least ten (10) Business Days prior to the Closing Date that Parent or such financing sources have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Customer Due Diligence Requirement for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time) in each case, to the extent reasonably available to the Company and the Company Subsidiaries.

(ix) Notwithstanding the foregoing, the Company shall only be required to provide audited financial statements for the three (3) fiscal years preceding the commencement of the marketing of any Debt Financing or Takeout Financing and unaudited financial statements for any subsequent fiscal quarter (it being understood and agreed that the availability of the Company’s financial statements on the SEC’s EDGAR system shall satisfy such requirement and the Company shall not be required to provide any financial statements prior to the end of the applicable deadline to file such financial statements with the SEC with the Company’s annual and quarterly reports) and the Company shall not be required to provide any standalone financial statements of any Subsidiary, except to the extent such financial statements are prepared by the Company in the ordinary course.

(b) Notwithstanding anything in this Section 6.11 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.11 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any commitment, tender, consent, amendment fee or any fee similar to any of the foregoing that would be required to be paid by the Company or any of its Subsidiaries on or prior to the Closing unless Parent provides the funding to the Company therefor in advance, (iii) except as expressly contemplated by Section 6.11(a), incur any potential or actual liability or provide any indemnities in connection therewith or provide any representations, warranties, covenants or indemnities in connection with the Debt Consents (other than limited and customary representations) or the Debt Financing prior to the Closing Date, (iv) take any actions that would unreasonably interfere with or unreasonably disrupt the normal operations and management of the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or its

Subsidiaries, (v) take any actions that the Company reasonably believes (A) violate its or the Company Subsidiaries’ Organizational Documents, (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any default, right of termination, cancellation or acceleration of any right or obligation of the Company or the Company Subsidiaries or to a loss of any benefit to which the Company or the Company Subsidiaries is entitled under any provision of, any Material Contract, or (D) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiaries prior to the Closing Dates, (vi) waive or amend any terms of this Agreement, (vii) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached by the Company or to cause any condition to the Closing set forth in Article VII that operates for the benefit of the Parent and Merger Sub to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (viii) provide access to or disclose information which is prohibited or restricted under applicable Law or any binding Material Contract with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege (provided that the Company will inform the Parent that information is being withheld on this basis and use efforts to disclose such information to the extent permitted by Law, such Material Contract or without compromising such privilege), (ix) fund any repayment, repurchase or redemption prior to the Closing, (x) result in any of the Company’s or any of the Company Subsidiaries’ Representatives incurring any personal liability, (xi) execute, deliver or enter into, or perform any agreement, commitment, document or instrument, including any Financing Agreement, other than those agreements, commitments, documents or instruments that are executed or delivered, as applicable, by Persons who will continue as officers of the Surviving Corporation or its Subsidiaries after the Closing and are subject to and contingent upon, and would not be effective prior to, the Closing (other than in the case of Debt Consents (not to be effective prior to the Closing), Payoff Letters, notices of prepayment or redemption and authorization letters), (xii) be responsible for preparing any financial statements or other financial data, including any pro forma financial statements, other than as expressly required pursuant to Section 6.11(a), (xiii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action other than any resolutions or consents by Persons who will continue as directors or managers, as applicable, of the Surviving Corporation or its Subsidiaries after the Closing that are subject to and contingent upon, and would not be effective prior to, the Closing, (xiv) provide or cause its legal counsel to provide any legal opinions or any reliance letter or certificate (excluding customary certificates of the Company’s chief financial officer or similar officer with respect to financial information relating to the Company and its Subsidiaries included in any offering or marketing document as reasonably requested by Parent), or (xv) deliver or cause the delivery of any certificate as to solvency in connection with the Debt Financing or any Takeout Financing.

(c) Parent shall be solely responsible for the contents (other than historical information of the Company and the Company Subsidiaries) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information. Any offering materials, presentations, bank information memoranda and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or the Debt Financing Sources, in connection with the Parent’s or Merger Sub’s financing activities in connection with the transactions contemplated hereby, which include any information provided by the Company or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing or Takeout Financing, shall include a conspicuous and customary disclaimer to the effect that none of the Company or any of its Subsidiaries or any of their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor; provided that this sentence shall not limit the Company’s obligation to furnish a customary authorization letter. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each of Parent and Merger Sub shall be permitted to disclose information provided by or on behalf of the Company pursuant to this Section 6.11 to the Debt Financing Sources, rating agencies and prospective lenders and investors during syndication of the Debt Financing (or any Takeout Financing) subject to such ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities or debt securities offerings).

(d) Parent shall promptly, upon written request by the Company, and in the case of all costs and expenses other than extraordinary costs and expenses, no earlier than the earlier of the Closing Date and the date of termination of this Agreement, reimburse the Company and any of its Affiliates and their respective Representatives for any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by any of them in connection with the cooperation required pursuant to this Section 6.11.

(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)) arising out of or pertaining to the Company’s, its Subsidiaries’ or their respective Representatives’ obligations under this Section 6.11, the Debt Consents, the Debt Financing or any Takeout Financing or any information used in connection with the Debt Financing, the Debt Consents, or any Takeout Financing and any action taken by any of them at the request of Parent, Merger Sub or any Debt Financing Sources pursuant to this Section 6.11 or otherwise in accordance with this Section 6.11, except, in each case, to the extent such claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, arose from (i) the fraud, gross negligence or bad faith by of the Company, its Subsidiaries or any of their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of this Section 6.11 by the Company or (iii) materially inaccurate information furnished by the Company, any Subsidiary or any of their respective Representatives for use in connection with the Debt Financing, any Takeout Financing or any Debt Consent, the inaccuracy of which, in each case, was the primary cause of such claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses.

(f) Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that a breach of this Section 6.11 shall only constitute a material breach of the Company for purposes of Section 7.03(b) if (i) such breach is a material breach, (ii) Parent has provided the Company with written notice of such material breach (with reasonable specificity as to the basis for such breach and detailing in good faith reasonable steps that the Company could take to comply with this Section 6.11 in order to cure such breach) and the Company has failed to cure such breach prior to the Closing, and (iii) such breach is the direct and primary cause of the Debt Financing or any Takeout Financing not being consummated or available on the Closing Date or any condition to effectiveness of any Debt Consent not being satisfied on the Closing Date.

(g) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing, any Takeout Financing or any Debt Consent; provided that such logos are used in a manner that is not intended, nor reasonably likely, to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(h) In connection with the Debt Financing and/or the Takeout Financing, the Company agrees to furnish to the Parent each item of Required Information promptly, and in any event by no later than the date required by clause (a)(ii) or (b)(ii), as the case may be, of the definition of “Required Information”.

Section 6.12 Company Interim Financing Matters.

(a) Parent and Merger Sub, on the one hand, and the Company, on the other, will each keep the other reasonably informed in reasonable detail and in a timely fashion of any actual or proposed Takeout Financing or Permitted Company Interim Financing, as applicable, and will coordinate and cooperate with one another with a view to achieving the orderly, efficient and successful execution of any such financing.

(b) The Company will provide Parent and Merger Sub no less than 20 Business Days’ prior written notice of any proposed marketing or issuance of a Permitted Company Interim Financing. No marketing or issuance of any Permitted Company Interim Financing may be commenced without the prior written consent of the Parent, which consent shall be subject to the Parent’s Permitted Discretion.

(c) The Company shall use, and shall instruct its Representatives and cause the Company Subsidiaries to use, reasonable best efforts to provide cooperation to Parent and Merger Sub in the arrangement and execution of a Qualified Bond by Parent or Merger Sub, including (without limitation), by providing the Parent and Merger Sub with substantially the same cooperation for the Qualified Bond as set forth in Section 6.11(a) with respect to the Debt Financing and Takeout Financing (provided that any references therein to the “Closing” or “Closing Date” shall refer to the closing date of any Qualified Bond issuance), entering into an indemnity and expense agreement that provides for a reasonable and fair allocation of risks and offering expenses and by executing the documents or instruments necessary to guarantee and/or assume such Qualified Bond in the manner contemplated by the definition thereof (including, without limitation, the indenture and other definitive documentation).

(d) The underwriters, initial purchasers, placement agents, managers and/or bookrunners in respect of any Permitted Company Bond Financing shall be the Debt Financing Sources party to the Debt Commitment Letter (and/or their designated affiliates) or such other Persons designated by the Parent, in each case after consultation with the Company.

(e) The Company shall not commence any marketing efforts with respect to any debt financing other than a debt financing that would be permitted by Section 5.01(i) and such marketing efforts shall commence no earlier than (i) in the case of a Permitted Company Term Loan Financing, the date that is 195 days after the date of this Agreement and (ii) in the case of a Permitted Company Bond Financing, the date that is ten (10) days prior to the incurrence of the Permitted Company Bond Financing.

Section 6.13 Orderbook Cooperation. From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub to facilitate the transfer of the Orderbook to SMBC AC effective immediately following the Closing (the “Orderbook Transfer”), including by using its reasonable best efforts to (a) provide to Parent, as of 10 Business Days prior to the Closing (or such other date as may be mutually agreed), a schedule setting forth, with respect to each Undelivered Orderbook Aircraft as of such date, (i) the Orderbook Contract relating to such Undelivered Orderbook Aircraft, (ii) the Orderbook Lease applicable to such Undelivered Orderbook Aircraft, if any (a copy of which shall be made available to Parent), and (iii) the total amount of PDPs paid to the applicable OEM under the applicable Orderbook Contract as of the most recent date for such information is available to the Company, (b) obtain such consents from the applicable original equipment manufacturers (“OEMs”) as may be required in connection with the Orderbook Transfer and the other transactions contemplated by this Agreement and (c) enter into the required documentation in order to novate or otherwise transfer the applicable Orderbook Contracts to SMBC AC or its designated Affiliate effective upon the Closing and on terms and conditions reasonably acceptable to Parent. In connection with obtaining the consent of the OEMs to the Orderbook Transfer, the Company shall not agree to pay any consent fee or grant any accommodation to any OEM or any other party (including the amendment of any terms of the Orderbook Contracts) except with Parent’s prior written consent. If directed to do so by Parent, the Company shall agree to pay any consent fee and shall grant any accommodation to any OEM in order to obtain the consent of the OEMs required for the novation or other transfer of the applicable Orderbook Contract; provided that, notwithstanding anything in this Section 6.13 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.13 to (a) pay any consideration or agree to any commitments to any OEM or other third party from whom a consent is requested, other than any such payment or agreement that is subject to and contingent upon, and would not be effective prior to, the Closing, (b) execute, deliver or enter into, or perform any agreement, commitment, document or instrument, including any novation or transfer instrument, other than those agreements, commitments, documents or instruments that are subject to and contingent upon, and would not be effective prior to, the Closing, or (c) adopt any resolutions, execute any consents or otherwise take any corporate or similar action, other than in respect of agreements, commitments, documents or instruments that are subject to and contingent upon, and would not be effective prior to, the Closing. Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that the receipt of consent from any OEM to the novation or transfer of any Orderbook Contracts will not be a condition to the Closing.

Section 6.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Law and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby (including the Orderbook Transfer) under the HSR Act shall have been terminated or shall have expired; (ii) the CFIUS Approval shall have been obtained; and (iii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities as set forth in Section 7.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods described in the foregoing clauses (i)-(iii) being referred to collectively as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect;

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints

”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01 and 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01 and 4.02 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.03(a) and Section 3.04, the first sentence of Section 3.08, Section 3.19(a) and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.01, 3.02(a), 3.04, 3.19(a) and 3.20 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.03(a) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the Closing as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before June 1, 2026 (the “End Date”); provided that if, on the End Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent any such Legal Restraint is in respect of the HSR Act or any Required Regulatory Approval) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the End Date shall automatically be extended for all purposes hereunder to September 1, 2026 (in which case, such date shall become the End Date for all purposes of this Agreement) (“Second End Date”); provided further that if, on the Second End Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent any such Legal Restraint is in respect of the HSR Act or any Required Regulatory Approval) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the End Date shall automatically be extended for all purposes hereunder to December 1, 2026 (in which case, such date shall become the End Date for all purposes of this Agreement); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true, if capable of being cured, has not been cured by the earlier of (i) sixty (60) days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true, if capable of being cured, has not been cured by the earlier of (i) sixty (60) days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Stockholder Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement on the date which the Closing should have occurred pursuant to Section 1.02, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the Closing (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iv) Parent fails to consummate the Closing within ten (10) Business Days after the delivery of the notice described in the immediately preceding clause (iii).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement. For purposes of this Agreement, it is acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.11, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the stockholders of the Company (including “lost premium”).

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent a fee of $225,000,000 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Stockholder Meeting or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)) or prior to the termination of this Agreement (in the case of termination pursuant to Section 8.01(b)(i) or 8.01(e)); (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate an Alternative Proposal or consummates an Alternative Proposal (whether or not the same Alternative Proposal made prior to the Company Stockholder Meeting or termination of this Agreement, as applicable); provided, however, that for purposes of this Section 8.03(a)(ii), the references to twenty percent (20%) in the definition of “Alternative Proposal” shall be deemed to be references to fifty point one percent (50.1%).

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above. If the Company fails to timely pay any amount due pursuant to this Section 8.03(a), and, in order to obtain the payment, Parent commences a legal proceeding to recover such amount which results in a judgment or other award against the Company, the Company shall pay Parent an additional amount equal to Parent’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by Parent (“Termination Fee Recovery Expenses”).

(b) Parent shall pay to the Company a fee of $350,000,000 (the “Parent Regulatory Termination Fee”) if either Parent or the Company terminates this Agreement pursuant to (x) Section 8.01(b)(ii) and the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a Required Regulatory Approval or (y) Section 8.01(b)(i) and, in either case of clause (x) or (y), on the termination date the only conditions to Closing set forth in Article VII that have not been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which conditions would be capable of being satisfied at the Closing if the Closing Date were on the termination date) are the conditions set forth in Section 7.01(b) or Section 7.01(c) (but, with respect to Section 7.01(c), only if the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a Required Regulatory Approval); provided that the Parent Regulatory Termination Fee shall not be payable to the Company if the Company’s breach of this Agreement was the primary cause of, or primarily resulted in, the failure of the conditions set forth in Section 7.01(b) or Section 7.01(c) to be satisfied. Any Parent Regulatory Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement. If the Parent fails to timely pay any amount due pursuant to this Section 8.03(b), and, in order to obtain the payment, the Company commences a legal proceeding to recover such amount which results in a judgment or other award against the Parent, Parent shall pay the Company an additional amount equal to the Company’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by the Company (“Parent Regulatory Termination Fee Recovery Expenses”).

(c) The parties acknowledge and agree that (i) the fee and other provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee and the Parent Regulatory Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties would not enter into this Agreement. Without limiting the foregoing, subject in all respects to the Parties’ rights to specific performance pursuant to Section 9.11 (subject to the limitations set forth therein) and the reimbursement and indemnification obligations of Parent pursuant to Sections 6.11(d) and 6.11(e), except in the case of fraud or willful breach of this Agreement, (i) upon any valid termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to Section 8.03(a), and the Termination Fee (together with any Termination Fee Recovery Expenses) is paid in full, the receipt by Parent of the Termination Fee (together with any Termination Fee Recovery Expenses) shall be the sole and exclusive remedy (whether in Contract or in tort or otherwise) of the Investor Related Parties against the Company Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for any reason or for no reason or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (or the termination thereof) and (ii) upon any valid termination of this Agreement under circumstances in which the Parent Regulatory Termination Fee is payable pursuant to Section 8.03(b), and the Parent Regulatory Termination Fee (together with any Parent Regulatory Termination Fee Recovery Expenses) is paid in full, the receipt by the Company of the Parent Regulatory Termination Fee (together with any Parent Regulatory Termination Fee Recovery Expenses) shall be the sole and exclusive remedy (whether in Contract or in tort or otherwise) of the Company Related Parties against the Investor Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for any reason or for no reason or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (or the termination thereof).

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Parent, Merger Sub or the Company.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that no extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law; provided, further, that any agreement on the part of a party to any such extension or other waiver shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02, Section 8.03 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Air Lease Corporation

2000 Avenue of the Stars, Ste 1000N

Los Angeles, CA 90067

Email: cforsyte@airleasecorp.com

Attention: Carol Forsyte

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Email:   thomas.greenberg@skadden.com

Attention: Thomas W. Greenberg

(b)	if to Parent or Merger Sub, to:

Gladiatora Designated Activity Company

277 Park Avenue, 15th Floor

New York, New York 10172

Attention: Ichiro Tatara, Makoto Saito, Tomo Maedomari

Email:   ichiro.tatara@sumitomocorp.com;

makoto-c.saito@sumitomocorp.com;

tomo.maedomari@sumitomocorp.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Email:   william.aaronson@davispolk.com

luigi.de.ghenghi@davispolk.com

lee.hochbaum@davispolk.com

Attention: William Aaronson

Luigi L. De Ghenghi Lee Hochbaum

Section 9.03 Definitions. For purposes of this Agreement:

“ABS E-Notes” means the E-Notes issued by any asset-backed security (ABS) special purpose vehicle (SPV) owned or held, directly or indirectly, by the Company or any of its Subsidiaries.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that in no event shall the Equity Investors or their Affiliates (including for the avoidance of doubt any portfolio company or investment fund, in either case, affiliated with any of the Equity Investors) be considered to be an Affiliate of Parent or Merger Sub.

“Aggregate Merger Consideration” means the aggregate Merger Consideration and Vested RSU Consideration.

“Aircraft” means each airframe together with its associated engines and all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished therewith.

“Aircraft Lease” means, in relation to each Relevant Aircraft, the lease agreement entered into between the relevant Aircraft Lessor, on the one hand, and the relevant Aircraft Lessee, or any other parties involved in the leasing of the Relevant Aircraft, on the other hand, in respect of such Relevant Aircraft, as amended, restated, modified, assigned, novated or supplemented from time to time.

“Aircraft Lease Document” means the Aircraft Lease and any other document pertaining to the leasing of any Relevant Aircraft entered into between (among others) the relevant Aircraft Lessor, on the one hand, and the relevant Aircraft Lessee, or any other parties involved in the leasing of the Relevant Aircraft, on the other hand.

“Aircraft Lessee” means, with respect to any Relevant Aircraft, the lessee counterparty to the applicable Aircraft Lease.

“Aircraft Lessor” means, with respect to any Relevant Aircraft, the lessor counterparty to the applicable Aircraft Lease.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California, New York City, Dublin or Tokyo.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) a written notice shall have been issued by CFIUS to the effect that the transactions contemplated hereby do not constitute a “covered transaction” pursuant to 31 C.F.R. 800.213 and are not subject to review under Section 721, (b) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to such transactions contemplated herein and that it has concluded all action under Section 721, or (c) if CFIUS shall have sent a report to the President of the United States (“President”) requesting the President’s decision on the joint voluntary notice submitted by the parties and the President shall have announced a decision not to suspend or prohibit such transactions pursuant to his authorities under Section 721.

“Company Aircraft” means each Aircraft as set forth in Section 3.23(a) of the Company Disclosure Letter, to which the Company or a Company Subsidiary holds the beneficial interest (including as the beneficiary of an Owner Trust or other similar entity), but excluding any Managed Aircraft.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would or would reasonably be expected to (i) materially adversely affect the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) materially impair, materially delay, materially interfere with or materially hinder the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with its obligations under this Agreement; provided, however, that, solely with respect to the foregoing clause (i), any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of clauses (a)-(f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other participants in the industry in which the Company and the Company Subsidiaries operate): (a) conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber attacks, sabotage or terrorism, tariffs or trade wars, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof); (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the shares of Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and the Company Subsidiaries (provided that this clause (h) shall not apply to any representations and warranties that, by their terms, specifically address such matters and, solely to the extent taking into account such representations and warranties, Section 7.03); (i) changes after the date hereof in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter (but not any material deterioration or escalation thereof); (n) any comments or other communications by Parent or any of its Affiliates of its intentions with respect to the Surviving Corporation or the business of the Company; or (o) any matter described in the Company Disclosure Letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure, and not any deterioration or escalation thereof), shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company PSU” means a restricted stock unit award that is subject to service- and performance-based vesting conditions granted under any Company Share Plan.

“Company RSU” means a restricted stock unit award that is subject to vesting conditions based solely on continued employment or service granted under any Company Share Plan.

“Company Share Plan” means, collectively, the Company 2014 Equity Incentive Plan and the Company 2023 Equity Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Debt Consents” has the meaning set forth in Section 6.10(a).

“Debt Financing Sources” means the Persons, in their respective capacities as such, that have committed to arrange or provide all or any portion of the Debt Financing, any Takeout Financing or any Alternative Financing in connection with the transactions contemplated hereby, together with their Affiliates, and any of their or their Affiliates’ respective, managers, members, directors, officers, employees, agents, advisors, attorneys, other representatives or any successors or assignees of any of the foregoing; it being understood that Parent and any of its Subsidiaries shall not constitute “Debt Financing Sources” for any purposes hereunder.

“Delivery” means the transfer of title to an Orderbook Aircraft pursuant to the applicable Orderbook Contract to the Company or one of its Subsidiaries or Owner Trusts, and the term “Delivered” has a correlative meaning.

“DGCL” means the Delaware General Corporation Law.

“Environmental Permits” means all Permits required to be held by the Company or any Company Subsidiary under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreements” means the credit agreements listed in Section 9.03(a) of the Company Disclosure Letter.

“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country, including, but not limited to, Section 721.

“Hazardous Substance” means any substance, waste or chemical that is regulated under Environmental Law due to its toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious properties or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Immaterial Subsidiaries” means Company Subsidiaries that are dormant or inactive or do not hold any material assets or liabilities.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights of every kind and description in any jurisdiction throughout the world (including all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the following), including any and all rights in: (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, service names, brand names, logos, slogans, trade dress, design rights, certification marks, social media identifiers and accounts, corporate names and any and all other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and, in each case, all applications, registrations and renewals in connection therewith (“Trademarks”); (iii) copyrights (whether or not registered) and all applications and registrations therefor, works of authorship and copyrightable subject matter, and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression (“Copyrights”); (iv) computer software (including firmware, operating systems and other programs), whether in source code, object code or other form, algorithms, databases, compilations and data, and, in each case, any and all specifications related thereto; (v) trade secrets and other confidential and proprietary information, ideas, know-how (including manufacturing, maintenance, repair and production processes and research and development information), technical data, algorithms, inventions, processes, procedures, protocols, rules of thumb, techniques, results of experimentation and testing, formulae, models, methodologies and business information (including financial and marketing plans, customer and supplier lists and pricing and cost information); and (vi) industrial designs (whether or not registered).

“Intervening Event” means any material circumstance, effect or change that (A) is unknown to the Company Board as of the date hereof (or if known, the probability or magnitude of consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), and (B) does not relate to any Alternative Proposal; provided that in no event shall (A) the fact that, in and of itself, the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period constitute, or be considered in determining whether there has been, an Intervening Event, (B) any change in the market price, trading volume or ratings of any securities or Indebtedness of the Company or any of its Subsidiaries constitute, or be considered in determining whether there has been, an Intervening Event or (C) any change, event or development consisting of or resulting primarily from any action taken by Parent that is required by Section 6.03 or any breach of this Agreement by the Company or its Subsidiaries, in each case, constitute, or be considered in determining whether there has been, an Intervening Event; provided, further, in the case of clauses (A) and (B), that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IT Systems” means any and all computers, computer systems, hardware, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, databases, data storage devices, telecommunications equipment and other information technology infrastructure, assets and equipment (including laptops and mobile devices), and all documentation related to any of the foregoing, in each case, to the extent used by the Company or any Company Subsidiary.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03(b) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other legally binding requirement or rule of law of any Governmental Entity.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Managed Aircraft” means each Aircraft set forth in Section 3.23(b) of the Company Disclosure Letter that is managed or serviced by the Company or any Company Subsidiary in its capacity as a servicer and whose full beneficial interest is not held by the Company or any Company Subsidiary.

“Major Damages” means, with respect to any Company Aircraft, any damage to such Company Aircraft the cost of rectification of which equaled or exceeded, or is reasonably expected to equal or exceed, the Damage Notification Threshold (as defined in the relevant Aircraft Lease with respect to any Company Aircraft) or, if no such definition exists, the amount specified in the relevant Aircraft Lease as the threshold of damage of which the relevant Aircraft Lessee is required to notify the relevant Aircraft Lessor.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“OEM” means any original equipment manufacturer of aircraft or engines.

“OEM Contract” means any Contract between the Company or any of its Subsidiaries and any OEM in respect of the Company or any of its Subsidiaries’ contracted deliveries of new aircraft or engines, together with any amendments, ancillary agreements or other related documents.

“Orderbook” means, collectively, the OEM Contracts comprising the Company’s orderbook (including, as of the date hereof, the OEM Contracts set forth on Section 3.15(b)(ix)(C)), as such OEM Contracts and orderbook may be amended, supplemented or modified in accordance with the terms hereof.

“Orderbook Aircraft” means the Aircraft committed to be purchased by the Company or its Subsidiaries (or an Owner Trust or other similar entity) pursuant to any Orderbook Contract.

“Orderbook Contract” means any OEM Contract that is included in the Orderbook.

“Orderbook Lease” means any Aircraft Lease or other Contract pursuant to which a third party has the right to possession and use of any Undelivered Orderbook Aircraft, together with any applicable amendments, ancillary agreements or other related documents.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instrument of such Person.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned) by the Company or any Company Subsidiary.

“Owner Trust” means each common law trust or statutory trust in respect of any Aircraft, the beneficial interest in which is held by the Company or a Company Subsidiary.

“Owner Trustee” means the trustee in respect of any Owner Trust.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would be reasonably expected to prevent or materially delay, materially interfere with, materially impair or materially hinder the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Subsidiary” means any Subsidiary of Parent.

“Payoff Indebtedness” means any Existing Credit Agreement or other item of Indebtedness of the Company or any Company Subsidiary that is required to be repaid in connection with the Merger or that the Parent designates in writing to the Company not later than twelve (12) Business Days (or such later date as the Company may agree in its sole discretion) prior to the Effective Time as “Payoff Indebtedness”.

“PDPs” means predelivery payments (howsoever such payments may be defined under each Orderbook Contract) payable in respect of any Undelivered Orderbook Aircraft under each Orderbook Contract.

“Permitted Discretion” means that, with respect to any exercise of discretion with respect to any Permitted Company Interim Financing, Parent will not unreasonably withhold, condition or delay its consent, taking into account (among other relevant factors) the financing needs of the Company; provided that, solely with respect to the exercise of discretion with respect to any Permitted Company Interim Financing, it shall be deemed reasonable for Parent to (x) withhold its consent if, as of any date of determination, either (i) commitments remain outstanding under the Debt Commitment Letter or Parent requires additional debt financing in order to pay the Required Amount and Parent intends in good faith to commence the marketing of, or issue, any Debt Financing (or replacement or substitution therefor) or Takeout Financing within 45 days of such date or (ii) Parent has offered to cause the marketing or issuance of a Qualified Bond in lieu of the relevant Permitted Company Interim Financing within 45 days of such date and the Company has failed to accept such offer, or failed to provide the cooperation required by Section 6.12 in connection therewith and/or (y) condition its consent to any marketing or issuance of such Permitted Company Interim Financing on such reasonable marketing taking place during a specified marketing period reasonably determined by Parent in consultation with the Company.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business other than in respect of amounts owed by the Company or any Company Subsidiary that are overdue; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) non-exclusive and immaterial exclusive licenses or other grants of rights in Intellectual Property Rights to customers in the ordinary course consistent with past practice; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods other than in respect of amounts owed by the Company or any Company Subsidiary that are overdue; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with purchase money security interests, mortgage debt, credit agreement, equipment leases, similar financing arrangements or other Indebtedness; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens created by, or expressly permitted under the terms of, any Material Contracts or any Aircraft Lease Documents (excluding any such Lien created by the Company, any Company Subsidiary or any Owner Trustee which is not a Permitted Lien under any other clause of this definition); (xii) Liens that do not materially detract from the value of any property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xiii) with respect to the Real Estate Leases, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business; (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (xv) the items set forth in Section 9.03(c) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Privacy Laws” means all Laws applicable to the Company or any Company Subsidiary concerning data privacy, data protection of information regarding individuals or households and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom, in each case, as amended.

“Privacy Obligations” means all (a) Privacy Laws and (b) binding internal and external policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any Company Subsidiary is bound, in each case, under this clause (b), to the extent relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Qualified Bond” means any unsecured investment grade debt securities issued by the Parent (or a wholly-owned subsidiary of the Parent) prior to the Closing (x) that is (i) either (a) guaranteed by the Company at issuance (in which case, such bond will be automatically assumed by the Company upon the termination of this Agreement without the occurrence of the Closing, and the original issuer will be automatically released from all obligations in respect of such indebtedness at such time) or (b) immediately after the issuance thereof, assumed in writing by the Company (in which case, the original issuer will be automatically released from all obligations in respect thereof at such time of assumption), (ii) not required to be (or offered to be) repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of the Closing, and/or upon any other event or events or at the option of any holder thereof (except, in each case, upon the occurrence of an “event of default” thereunder or as a result of a change of control (other than resulting from the Merger) in a manner substantially consistent with the Existing Senior Notes or upon the maturity of such securities), or otherwise subject to any special mandatory redemption provisions and (iii) otherwise on terms and conditions that are substantially consistent with the terms and conditions of the Existing Senior Notes or, alternatively, on market terms and conditions for unsecured, investment grade debt securities of the applicable tenor (as reasonably determined by the Parent in good faith and after consultation with the Company) and (y) the net proceeds of which are made available to the Company (which may, in the case of an issuance described in clause (x)(i)(a), occur by way of a loan from the issuer of such debt securities to the Company on the same terms as the securities so issued). In the event that the Parent has offered to cause the marketing or issuance of a Qualified Bond, (1) the underwriters, initial purchasers, placement agents, managers and/or bookrunners in respect thereof shall be the Debt Financing Sources party to the Debt Commitment Letter (and/or their designated affiliates) or such other Persons designated by the Parent after consultation with the Company and (2) any marketing or issuance of such Qualified Bond shall be during a specified marketing period determined by the Parent in consultation with the Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Relevant Aircraft” means, as the context requires, each Company Aircraft, each Managed Aircraft and each Orderbook Aircraft.

“Required Information” means (a) (i) the audited statements of operations and other comprehensive income/loss of the Company for the years ended December 31, 2023 and December 31, 2024, the audited balance sheets of the Company as of December 31, 2023 and December 31, 2024 and the audited statements of shareholders’ equity and cash flows of the Company for the years ended December 31, 2023 and December 31, 2024 and (ii) such financial statements as of and for any subsequent fiscal year ended at least 60 days before the Closing Date and (b) unaudited balance sheets of the Company and the related unaudited statements of operations and other comprehensive income/loss and shareholders’ equity and cash flows of the Company as of and for (i) the fiscal quarters ended March 31, 2025 and June 30, 2025 and (ii) each subsequent fiscal quarter (other than the fourth fiscal quarter of any year) ended after the date of the Company’s most recent audited financial statements (and the corresponding periods of the prior fiscal year) and at least 40 days before the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means the indentures, supplemental indentures, notes and/or declarations of trust listed in Section 9.03(d) of the Company Disclosure Letter.

“Servicing Agreement” means, in respect of any Managed Aircraft managed by the Company or any Company Subsidiary, any servicing agreement, asset management agreement or remarketing agreement (as the case may be) entered into by the Company or a Company Subsidiary and the applicable client, as amended, restated, supplemented or modified from time to time.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Takeout Financing” means, to the extent permitted by Section 6.10(c), any debt financing in respect of which proceeds are obtained (including by way of funding into escrow) by Parent or Merger Sub (or another Subsidiary of Parent) in connection with the transactions contemplated by this Agreement that is intended to replace all or any portion of the Debt Financing that is committed pursuant to the Debt Commitment Letter or to finance the Transactions.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements thereto or attachment or amendments thereof, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, registration, recording, documentary, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Total Loss” has, in respect of any Company Aircraft, the meaning ascribed to such term (or a substantially equivalent term) in the Aircraft Lease to which such Company Aircraft is subject as at the date of this Agreement (or, to the extent any Company Aircraft is not subject to an Aircraft Lease as of the date of this Agreement, substantially equivalent to the meaning ascribed to such term in the Aircraft Leases generally).

“Undelivered Orderbook Aircraft” means an Orderbook Aircraft that has not been Delivered by the applicable OEM.

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; provided that, with respect to any agreement or instrument listed or required to be listed in the Company Disclosure Letter, such amendment, modification or supplement is also listed. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) posted to a virtual data room by certain OEMs in connection with the transactions contemplated hereby, or (iii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives, in the case of each of clauses (i)-(iii) at least one day prior to the execution of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter (which, for the avoidance of doubt, shall not constitute part of this Agreement pursuant to Section 268 of the DGCL, but does constitute “facts ascertainable” as that term is used in Section 251(b) of the DGCL and operate upon the terms of this Agreement as provided herein), the Equity Commitment Letters, the Guarantees, the Voting Agreements, the Confidentiality Agreement and the Clean Team Agreement, (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04 (with respect to which the Company Indemnified Parties shall be third-party beneficiaries), Section 9.08 (with respect to which the Investor Related Parties shall be third-party beneficiaries) and Section 9.13 (with respect to which the Debt Financing Sources shall be third-party beneficiaries), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.11, the Company has the right, if the Closing has not occurred, to pursue, on behalf of the Company’s stockholders, damages (including damages incurred or suffered by the Company’s stockholders in the event such Company stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s or Merger Sub’s breach of this Agreement.

Section 9.08 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby may only be made against the entities that are expressly identified as signatories hereto and none of Parent, Merger Sub, any Equity Investor, any Affiliate of any Equity Investor or of Parent or Merger Sub, any of the respective direct or indirect current, former or future clients, stockholders, equity holders, partners, members, officers, directors, managers and employees of any of the foregoing, and their respective assignees (collectively, the “Investor Related Parties”) (other than (i) Parent and Merger Sub pursuant to this Agreement, (ii) each Guarantor to the extent set forth in the applicable Guarantee and (iii) each Equity Investor to the extent set forth in the applicable Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent and Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Investor Related Party (other than Parent or Merger Sub pursuant to this Agreement or any payment from a Guarantor to the extent set forth in the applicable Guarantee or any claim for specific performance of an Equity Investor’s obligation to fund its committed portion of the Equity Financing pursuant to the applicable Equity Commitment Letter (subject to the limitations set forth therein)).

Section 9.09 GOVERNING LAW. SUBJECT TO SECTION 9.13, THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned Subsidiary of Parent so long as such assignment is not reasonably expected to prevent or materially delay, interfere with, impair or hinder consummation of the Merger and transactions contemplated hereby, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.11 Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For the avoidance of doubt, while the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger solely in accordance with, and subject to the limitations in, this Agreement (including this Article IX) and the Equity Commitment Letters, or a monetary damages award, subject to the limitations in this Agreement (including this Article IX) and the Guarantees, in no event will (A) the Company, its Affiliates, any of its and its Affiliates’ respective direct or indirect current, former or future stockholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Company Related Parties”) be entitled to receive such monetary damages award or payment of the Parent Regulatory Termination Fee, in each case, if the Company or any Company Related Party has received a grant of specific performance or any other equitable remedy pursuant to this Section 9.11 that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under any Equity Commitment Letter or any Guarantor to fund any amount under any Guarantee or (B) the Company or any Company Related Party be entitled to a grant of specific performance or any other equitable remedy, whether pursuant to this Section 9.11 or otherwise, following any award of monetary damages or payment of the Parent Regulatory Termination Fee, in each case in accordance with this Agreement. Notwithstanding anything to the contrary in the foregoing, this Section 9.11 is subject to Section 9.13.

Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction); (b) agrees not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (c) agrees that service of process upon any party in any such proceeding shall be effective if notice is given in accordance with Section 9.02; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, Merger Sub or Parent’s Subsidiaries or Affiliates against the Debt Financing Sources, nor any rights of the Company or any Subsidiary pursuant to any agreement entered into with any Debt Financing Source); and (g) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 9.13, and such provisions and the definitions of “Debt Financing Sources,” “Financing Agreements”, “Debt Commitment Letter” and “Debt Financing” shall not be amended in any way adverse to any Debt Financing Sources without the prior written consent of the related Debt Financing Sources that are party to the Debt Commitment Letter.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

AIR LEASE CORPORATION

By:	/s/ John Plueger
Name: John Plueger
Title: Chief Executive Officer and President

GLADIATORA DESIGNATED ACTIVITY COMPANY

By:	/s/ Ichiro Tatara
Name: Ichiro Tatara
Title: General Manager

TAKEOFF MERGER SUB INC.

By:	/s/ Ichiro Tatara
Name: Ichiro Tatara
Title: General Manager

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Aggregate Merger Consideration	Section 9.03
Agreement	Preamble
Aircraft Lease	Section 9.03
Aircraft Lease Document	Section 9.03
Alternative Financing	Section 6.04(b)
Alternative Proposal	Section 5.04(f)(i)
Anti-Corruption Laws	Section 3.13(a)
Antitrust Laws	Section 9.03
Bidco	Section 4.08
Book-Entry Shares	Section 2.01(c)
Breach	Section 3.17(g)
Business Day	Section 9.03
Capital Stock	Section 3.03(a)
Certificate	Section 2.01(c)
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
Class B Non-Voting Common Stock	Section 3.03(a)
Clean Team Agreement	Section 6.02
Closing	Section 1.02
Code	Section 9.03
Commitment Letters	Recitals
Common Stock	Section 2.01
Company	Preamble
Company Aircraft	Section 9.03
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.03(b)
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company Financial Advisor	Section 3.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Share Plan	Section 9.03
Company Stockholder Approval	Section 3.03(b)
Company Stockholder Meeting	Section 3.03(b)
Company Subsidiary	Section 9.03
Company Voting Debt	Section 3.03(b)
Confidentiality Agreement	Section 6.02

Consent	Section 3.05(b)
Consents	Section 3.05(b)
Contract	Section 3.03(b)
Converted PSU Cash Award	Section 2.04(b)(i)
Converted RSU Cash Award	Section 2.04(a)(ii)
Copyrights	Section 9.03
Debt Commitment Letter	Recitals
Debt Consents	Section 6.04(b)
Debt Fee Letter	Section 9.03
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 9.03
Debt Payoff Amount	Section 6.04(b)
Delaware Secretary of State	Section 1.03
Delivery	Section 9.03
DGCL	Section 9.03
Dissenting Shares	Section 2.03
DOJ	Section 6.03(a)
Effective Time	Section 1.03
Employment Laws	Section 3.18(c)
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.14
Environmental Permits	Section 9.03
Equity Commitment Letter	Recitals
Equity Investors	Recitals
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.15(b)(xi)
Existing Credit Agreements	Section 9.03
Filed Company Contract	Section 3.15(a)
Financing	Section 4.10(a)
Financing Agreements	Section 6.04(b)(i)
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Substance	Section 9.03, Section 9.03
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intervening Event	Section 9.03
IRS	Section 3.10(b)
IT Systems	Section 9.03

Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Major Damage	Section 9.03
Managed Aircraft	Section 9.03
Material Contract	Section 3.15(b)(xi)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Certificate	Section 1.03
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
New Debt Commitment Letter	Section 6.04(b)
Non-U.S. Benefit Plan	Section 3.10(a)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
OEM	Section 9.03
OEM Contract	Section 9.03
OEMs	Section 6.04(b)
Orderbook	Section 9.03
Orderbook Aircraft	Section 9.03
Orderbook Contract	Section 9.03
Orderbook Lease	Section 9.03
Orderbook Transfer	Section 6.04(b)
Organizational Documents	Section 9.03
Owned Intellectual Property Rights	Section 9.03
Owner Trust	Section 9.03
Owner Trustee	Section 9.03
Parent	Preamble
Parent Board	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Subsidiary	Section 9.03
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Payoff Indebtedness	Section 9.03
Payoff Letters	Section 6.04(b)
PDPs	Section 9.03
Permit	Section 3.05(a)
Permits	Section 3.05(a)
Permitted Discretion	Section 9.03
Permitted Liens	Section 9.03

Person	Section 9.03
Personal Information	Section 9.03
Preferred Stock	Section 3.03(a)
Privacy Laws	Section 9.03
Privacy Obligations	Section 9.03
Proxy Statement	Section 6.01(a)
Qualified Bond	Section 9.03
Real Estate Leases	Section 3.16(b)
Registered Intellectual Property Rights	Section 3.17(a)
Relevant Aircraft	Section 9.03
Representatives	Section 5.04(a)
Required Regulatory Approvals	Section 7.01(b)
Sanctions	Section 3.13(a)
SEC	Section 9.03
Section 721	Section 9.03
Securities Act	Section 9.03
Senior Notes	Section 9.03
Series B Preferred Stock	Section 3.03(a)
Series C Preferred Stock	Section 3.03(a)
Series D Preferred Stock	Section 3.03(a)
Servicing Agreement	Section 9.03
Significant Customers	Section 3.24
Significant Subsidiaries	Section 3.01
Significant Vendors	Section 3.24
SMBC AC	Recitals
Solvent	Section 4.11
SOX	Section 9.03
Subsidiary	Section 9.03
Sumitomo	Recitals
Superior Proposal	Section 5.04(f)(ii)
Surviving Corporation	Section 1.01
Takeout Financing	Section 9.03
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Total Loss	Section 9.03
Trademarks	Section 9.03
Undelivered Orderbook Aircraft	Section 9.03
Unvested Company RSU	Section 2.04(a)(ii)
Vested Company RSU	Section 2.04(a)(i)
Vested RSU Consideration	Section 2.04(a)(i)
Vesting Date	Section 2.04(b)(i)
Voting Agreements	Recitals

Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 1, 2025, is entered into by and among each of the undersigned stockholders (collectively, the “Stockholders” and each, a “Stockholder”) of Air Lease Corporation, a Delaware corporation (the “Company”), and Gladiatora Designated Activity Company, an Irish private limited company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Takeoff Merger Sub Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned indirect Subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or direct “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of issued and outstanding Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the shares of issued and outstanding Common Stock owned of record or directly beneficially by the Stockholder as of the date hereof, but excluding the shares identified on Exhibit A hereto as “Excluded Shares” or in the footnotes to Exhibit A hereto (the shares listed as “Owned Share” in Exhibit A, as may be adjusted pursuant to Section 9, collectively, the “Owned Shares” and, together with any additional shares of Common Stock or other voting securities of the Company directly acquired by such Stockholder after the date hereof and prior to the Termination Date and not (x) held or acquired by a trust or other person or entity holding Excluded Shares and identified on Exhibit A hereto or (y) Transferred pursuant to a Permitted Transfer (as defined below), as may be adjusted pursuant to Section 9, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Supported Matters. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) and not to withdraw or modify any such vote or consent with respect to, all of the Covered Shares as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.01(e) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any meeting (including the Company Stockholder Meeting) necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Alternative Proposal or any other proposal made in opposition to or in competition with, or which by its terms is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company other than the Merger and the other transactions contemplated by the Merger Agreement and (iv) any other action, agreement or proposal which to the knowledge of such Stockholder would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1), so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in its sole discretion.

1.2 Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 1.1, then in such event such Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, Ichiro Tatara, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholder Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that such Stockholder shall at all times retain the right to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion on matters other than Supported Matters in accordance with Section 1.1. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate or waive its rights to enforce this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder.

1.3 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Stockholders under Section 1.1 and Section 1.2 shall be limited such that Parent shall not have a voting proxy, or otherwise have direct or indirect voting power, over Covered Shares that would result in Parent being the beneficial owners of more than 4.99% of the Common Stock in the aggregate.

2. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) an Adverse Recommendation Change by the Company Board in accordance with Section 5.04(d) of the Merger Agreement, and (d) with respect to each Stockholder, any modification, waiver or amendment to any provision of the Merger Agreement that is effected without such Stockholder’s prior written consent and that reduces the Merger Consideration or changes the form of consideration being offered to the Company’s stockholders under the Merger

Agreement, imposes any conditions, requirements or restrictions on such Stockholder’s right to receive the Merger Consideration payable to such Stockholder with respect to shares of Common Stock owned by such Stockholder pursuant to the Merger Agreement, materially delays the timing of any such payment after the Effective Time, or otherwise adversely affects such Stockholder (in its capacity as such) in any material respect (the earliest such date set forth in clauses (a) through (d), the “Termination Date”); provided that the provisions set forth in Sections 13 through 24 hereof shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for that party’s willful and material breach of this Agreement that may have occurred on or before such termination.

3. Certain Covenants.

3.1 Merger Agreement Obligations. From the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry, (b) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or Alternative Proposal, (c) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or Alternative Proposal, (d) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 3.1 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) of the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (e) approve, agree to, accept, endorse or recommend any Alternative Proposal, or (f) enter into any letter of intent or agreement in principle or any agreement relating to any Alternative Proposal. Immediately upon the execution of this Agreement, each Stockholder will cease and shall cause each of its controlled Affiliates and each of its and its controlled Affiliates’ directors, officers and employees to, and shall instruct and use its reasonable best efforts to cause its and its controlled Affiliates’ other Representatives to immediately cease any discussions, communications or negotiations with any Person relating to an Alternative Proposal and not solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry.

3.2 Transfers. Beginning on the date hereof until the earlier of (x) receipt of the Company Stockholder Approval and (y) the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, such Stockholder shall not, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) create or permit to exist any Liens, other than as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Covered Shares, (iii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of Law), (iv) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (v) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 3.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, (A) to such Stockholder’s controlled Affiliates, (B) to any Person by will or the Laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Stockholder by gift which is made to achieve the estate planning objectives of such Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Stockholder or its spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Exchange Act for the sale of shares of Common Stock (a “10b5-1 Plan”), (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (G) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of Company RSUs and Company PSUs held by Stockholder, or (y) any Stockholder may Transfer in open market transactions up to 15% of such Stockholder’s respective Covered Shares in the aggregate (any Transfer pursuant to any of clauses (x)(A) through (G) or (y) in accordance with this paragraph, a “Permitted Transfer”); provided, that, prior to and as a condition to the effectiveness of any such Transfer pursuant to the foregoing clause (x)(A) through (D) or (F), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such transferee shall be bound by all of the terms and provisions hereof in which case such transferee shall be deemed a Stockholder hereunder. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.3 Disclosure. Except as required by applicable Law (including, subject to the last sentence of this Section 3.3, in a Form 4, Schedule 13D or 13G Filing which may include this Agreement as an exhibit thereto), the Stockholders (each in its capacity as a stockholder of the Company) shall not, and shall direct their respective Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Each Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Stockholder agrees to promptly give Parent or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent or the Company, as applicable, of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, severally with respect to such Stockholder only, as follows:

4.1 Due Authority. Such Stockholder, if not a natural Person, is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Stockholder (x) if a natural Person, as the legal capacity to, and (y) if not a natural Person, has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to, execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of, or, if such

Stockholder is not a natural Person, vote of holders of any equity securities of, such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of the Organizational Documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law or order, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i) through (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

4.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

4.4 Ownership of the Owned Shares; Voting Power.

(a) (i) such Stockholder is, as of the date of this Agreement, the record and beneficial owner of the Owned Shares, all of which are free and clear of any Liens, other than those created by this Agreement or arising under applicable securities Laws, (ii) except for Company RSUs and Company PSUs, such Stockholder does not own, of record, beneficially, synthetically or constructively, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and the Excluded Shares, and (iii) such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, other than any 10b5-1 Plan, such Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire, directly or indirectly, any of the Owned Shares held by such Stockholder.

(b) Other than as provided in this Agreement, such Stockholder has full voting power with respect to all of the Owned Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares. None of the Owned Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Owned Shares, except as provided hereunder.

4.5 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no order imposed upon, the Stockholder or any of the Stockholder’s Owned Shares except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform its obligations under this Agreement in any material respect.

4.6 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

5.1 Due Authority. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite corporate or other equivalent power and authority and has taken all corporate or other applicable action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate or other applicable action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

6. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of its Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or the Company Stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

7. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 8 and Section 23, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

8. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Merger and the transactions contemplated by the Merger Agreement. Each Stockholder agrees not to (and shall cause its Affiliates and its and their Representatives not to), directly or indirectly, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby.

9. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change prior to the Effective Time in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” “Covered Shares,” “Excluded Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

11. Notices. All notices, requests and other communications required or permitted to any Party hereunder will be effective only if in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent if sent by facsimile or electronic mail (provided that notice given by facsimile or electronic mail shall be deemed effective unless the sender receives a bounce-back or error message); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to a Stockholder, to the address set forth on such Stockholder’s signature page hereto; and

if to Parent or Merger Sub, to:

Gladiatora Designated Activity Company
277 Park Avenue, 15th Floor
New York, New York 10172
Attention:	Ichiro Tatara
Email:	ichiro.tatara@sumitomocorp.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Email:	william.aaronson@davispolk.com
lee.hochbaum@davispolk.com
Attention:	William Aaronson
Lee Hochbaum

12. Interpretation. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit of or to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase

“to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

13. Entire Agreement. This Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the parties hereto acknowledge and agree that the Company is an express third party beneficiary of this Agreement solely for the purposes set forth in Section 3.3 and Section 20.

15. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

15.1 Governing Law. This Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

15.2 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the state or federal courts located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.3 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to this Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof, as the case may be. Each party hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.3.

16. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

17. Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 15.1 above, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 18 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purposes of this Agreement are fulfilled to the extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

20. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance; provided that any amendment to Section 3.3 or this proviso shall require the prior written consent of the Company. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

21. Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution, delivery and performance of this Agreement.

22. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

23. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

24. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

YVETTE HOLLINGSWORTH CLARK

By:	/s/ Yvette Hollingsworth Clark
Name:	Yvette Hollingsworth Clark
Title:	Stockholder

CHERYL KRONGARD

By:	/s/ Cheryl Krongard
Name:	Cheryl Krongard
Title:	Stockholder

MARSHALL LARSEN

By:	/s/ Marshall Larsen
Name:	Marshall Larsen
Title:	Stockholder

SUSAN MCCAW

By:	/s/ Susan Mccaw
Name:	Susan Mccaw
Title:	Stockholder

IAN SAINES

By:	/s/ Ian Saines
Name:	Ian Saines
Title:	Stockholder

MATTHEW HART

By:	/s/ Matthew Hart
Name:	Matthew Hart
Title:	Stockholder

ROBERT MILTON

By:	/s/ Robert Milton
Name:	Robert Milton
Title:	Stockholder

JOHN PLUEGER

By:	/s/ John Plueger
Name:	John Plueger
Title:	Stockholder

[Signature Page to Voting Agreement]

STEVEN UDVAR-HAZY

By:	/s/ Steven Udvar-Hazy
Name:	Steven Udvar-Hazy
Title:	Stockholder

CAROL FORSYTE

By:	/s/ Carol Forsyte
Name:	Carol Forsyte
Title:	Stockholder

GREGORY WILLIS

By:	/s/ Gregory Willis
Name:	Gregory Willis
Title:	Stockholder

Address for Notices:

c/o Air Lease Corporation 2000 Avenue of the Stars, Ste 1000N
Los Angeles, CA 90067
Email: cforsyte@airleasecorp.com
Attention: Carol Forsyte

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GLADIATORA DESIGNATED ACTIVITY COMPANY

By:	/s/ Ichiro Tatara
Name:	Ichiro Tatara
Title:	General Manager

[Signature Page to Voting Agreement]

Exhibit A

STOCKHOLDER	OWNED SHARES		EXCLUDED SHARES
Yvette Hollingsworth Clark	16,697		3,193
Cheryl Krongard	27,647		5,287
Marshall Larsen	12,937		2,474
Susan McCaw	9,805		1,875
Ian Saines	15,199		2,906
Matthew Hart	57,516		11,000
Robert Milton	47,529		9,090
John Plueger	825,764	[1]	157,929
Steven Udvar-Hazy	5,737,299	[2]	1,097,275
Carol Forsyte	76,740		14,676
Gregory Willis	68,812		13,160

[1]	Excludes 1,000 shares of Common Stock held directly by Mr. Plueger’s sons, which shall be considered Excluded Shares for purposes of this Agreement.
[2]

Excludes 36,000 shares of Common Stock held by Emerald Financial (a separate trust for each of Mr. Udvar-Hazy’s four children owns 25% of the membership interests of Emerald LLC), 36,745 shares of Common Stock held directly by Mr. Udvar-Hazy’s wife, and 77,550 shares of Common Stock held directly by Mr. Udvar-Hazy’s four children, all of which shall be considered Excluded Shares for purposes of this Agreement.

Exhibit 99.1

Air Lease Corporation Enters into Merger Agreement with

Sumitomo Corporation, SMBC Aviation Capital, Apollo and Brookfield

LOS ANGELES, California, September 2, 2025 – Air Lease (NYSE: AL) (“Air Lease”) announced today that it has entered into a definitive agreement to be acquired by a new holding company based in Dublin, Ireland, whose shares are held by Sumitomo Corporation, SMBC Aviation Capital Limited, and investment vehicles affiliated with Apollo managed funds (“Apollo”) and Brookfield. Under the terms of the merger agreement, at the closing of the transaction, Air Lease stockholders will receive $65.00 in cash for each share of Class A common stock of Air Lease, representing a total valuation of approximately $7.4 billion, or approximately $28.2 billion including debt obligations to be assumed or refinanced net of cash.

“Since founding Air Lease in 2010, we have been unwavering in our mission to shape the future of the aviation industry and provide airlines around the world with access to the most modern, fuel-efficient aircraft. After thoughtful consideration, the Board has unanimously determined that this transaction represents the best path forward for our company as it will deliver an immediate premium and certainty in cash value to our Class A common stockholders,” said Steven Udvar-Hazy, Chairman of the Board of Air Lease.

John L. Plueger, Chief Executive Officer and President of Air Lease, said, “This is an exciting next chapter for Air Lease and is a testament to the strength of Air Lease’s business, our talented team and the long-standing partnerships we’ve fostered across the global aviation industry. I am fully confident that this transaction will benefit all Air Lease common stockholders and the industry we serve. We would like to thank our talented and dedicated employees for helping us achieve this significant milestone and for their continued dedication as we prepare to enter this new chapter.”

The cash consideration of $65.00 per share represents a 7% premium over Air Lease’s all-time high closing stock price on August 28, 2025, a 14% premium over the volume weighted average share price during the 30 trading day period ended August 29, 2025, and a 31% premium over the volume weighted average share price during the last 12 month trading period ended August 29, 2025.

The Board of Directors of Air Lease has unanimously approved the agreement. The transaction is subject to customary closing conditions, including approval by Air Lease’s Class A common stockholders and receipt of certain regulatory approvals, and is expected to close in the first half of 2026. Air Lease’s directors and certain executive officers have agreed to vote the shares of Class A common stock held by them in favor of the transaction. The transaction is not subject to any financing contingency.

J.P. Morgan Securities LLC is acting as financial advisor to Air Lease and Skadden, Arps, Slate, Meagher & Flom LLP is acting as Air Lease’s legal advisor.

Third Quarter Earnings Conference Call Update

Given the pending transaction, Air Lease will not host an earnings call related to its financial results for the quarter ended September 30, 2025, or subsequent quarters or fiscal years while the transaction is pending.

About Air Lease (NYSE: AL)

Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. The company routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Jason Arnold	Ashley Arnold
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements.

All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (i) one or more closing conditions to the transaction, including regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or that the required approval of the merger agreement by the Class A common stockholders of Air Lease may not be obtained; (ii) the business of Air Lease may suffer as a result of uncertainty surrounding the transaction and there may be challenges with employee retention as a result of the pending transaction; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) legal proceedings may be initiated related to the transaction; (v) changes in economic conditions, political conditions and changes in laws or regulations may occur; (vi) an event, change or other circumstance may occur that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); and (vii) other risk factors as detailed from time to time in Air Lease’s reports filed with the Securities and Exchange Commission (the “SEC”), including Air Lease’s Annual Report on Form 10-K for the year ended December 31, 2024, and Air Lease’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which are available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

In addition, new risks and uncertainties may emerge from time to time, and it is not possible for Air Lease to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Air Lease expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect actual results or events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the transaction, Air Lease intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Following the filing of the definitive proxy statement with the SEC, Air Lease will mail the definitive proxy statement and a proxy card to each Class A common stockholder entitled to vote at the special meeting relating to the proposed merger. Investors may obtain the proxy statement, as well as other filings containing information about Air Lease, free of charge, from the SEC’s Web site (www.sec.gov) and at “Investors” section of Air Lease’s website at www.airleasecorp.com. Investors may also obtain Air Lease’s SEC filings in connection with the transaction, free of charge, by directing a request to Air Lease, Attention: Investor Relations, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Participants in the Merger Solicitation

Air Lease and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Air Lease’s directors and executive officers is available in its definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on March 18, 2025. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This press release does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.